EXHIBIT 99.1

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

As further discussed in Note 1 to our consolidated financial statements, our consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2007 have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).”

The following table sets forth selected consolidated historical financial data for the periods and as of the dates indicated. We have derived the selected historical consolidated financial data presented as of December 31, 2008 and 2007 and for the fiscal years ended December 31, 2008, 2007 and 2006 (“fiscal 2008”, “fiscal 2007”, and “fiscal 2006”, respectively) from our audited consolidated financial statements contained herein. The selected historical consolidated financial data as of December 31, 2006, 2005 and 2004, and for the year ended December 31, 2005 (“fiscal 2005”) and the 11 months ended December 31, 2004, have been derived from our audited financial statements for such periods, which are not included in this Current Report but can be found in our publicly available documents filed with the SEC. You should read the information presented below in conjunction with the section in this Current Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and the related notes incorporated herein.

As described below, the comparability of the selected data for the periods presented has been affected by several events:

Beginning in 2005, in keeping with the lower risk profile of our brand management model, we changed our business practices with respect to our Bright Star subsidiary (which, prior to such time, had acted as an indirect supplier of footwear under various private label programs) such that it began acting solely as an agent for, as opposed to an indirect wholesaler to, its private label clients and its revenues started being recognized solely from its net agent commissions and no longer from gross product sales as they were prior to such time. As a result of the foregoing events, by January 1, 2005, we had completed our transition to a brand management company and no longer had any product inventory or wholesale or retail sales or operations. Since then, we have only licensing and commission revenues, which include the licensing revenues for all of our brands and Bright Star’s net commission revenues.

In addition, in December 2004, in order to align our financial reporting with that of our licensees, we determined to change our fiscal year end from January 31 to December 31, effective commencing with the period ended December 31, 2004. As a result, while our four most recently completed fiscal years (fiscal 2008, fiscal 2007, fiscal 2006 and fiscal 2005) commenced on January 1 and ended on December 31, our transitional period, which commenced on February 1, 2004 and ended on December 31, 2004 was reported as an 11-month year, which we sometimes refer to as the 11-month 2004 period.

As a result of our transition to a brand management business, and to a lesser extent, our change in fiscal year end, our operating results for the periods after the 11-month 2004 period are not, and are not expected to be, comparable to prior periods. Further, as a result of our acquisitions in fiscal 2005 and to a lesser extent the change in Bright Star revenue recognition, our operating results for fiscal 2005 are not comparable to prior periods and, as a result of our acquisitions of brands in fiscal 2006, fiscal 2007 and fiscal 2008, our operating results for each of fiscal 2006, fiscal 2007 and fiscal 2008 are not comparable to the periods prior thereto.

(In thousands, except per share data)	11 months ended December 31, 2004	Fiscal year ended December 31,
		2005	2006	2007(1)	2008(1)(3)
Consolidated statements of operations data:
Licensing and commission revenue	$10,553	$30,156	$80,694	$160,004	216,761
Net sales	58,427	—	—	—	—

Net revenues	68,980	30,156	80,694	160,004	216,761
Cost of goods sold	55,795	—	—	—	—

Gross profit	13,185	30,156	80,694	160,004	216,761
Selling, general and administrative expenses	9,948	13,329	24,527	44,254	73,816
Expense related to specific litigation, net(2)	295	1,466	2,494	(6,039)	893

Operating income	2,942	15,361	53,673	121,789	142,052
Other expenses - net	2,701	4,453	13,837	31,231	44,967
Income before income taxes	241	10,908	39,836	90,558	97,085
Provision (benefit) for income taxes(4)	—	(5,035)	7,335	30,294	34,177

Net income	$241	$15,943	$32,501	$60,264	$62,908

Earnings per share:
Basic	$0.01	$0.51	$0.81	$1.06	$1.09
Diluted	$0.01	$0.46	$0.72	$0.98	$1.03
Weighted average number of common shares outstanding:
Basic	26,851	31,284	39,937	56,694	57,810
Diluted	28,706	34,773	45,274	61,426	61,248
Consolidated statements of cash flow data:(5)
Net cash provided by operating activities	$4,809	$15,982	$29,331	$83,687	$89,243

Cash flows used in investing activities:
Purchases of property and equipment	$(30)	$(731)	$(739)	$(134)	$(6,281)
Purchases of equity securities of other entities	—	(663)	—	—	—
Sale of equity securities of other entities	—	110	—	—	—
Acquisition of Badgley Mischka	(372)	—	—	—	—
Acquisition of Joe Boxer	—	(40,755)	—	—	—
Acquisition of Rampage	—	(26,159)	—	—	—
Acquisition of Mudd	—	—	(46,728)	—	—
Purchase of London Fog trademarks	—	—	(31,034)	—	—
Acquisition of Mossimo, net of cash acquired	—	—	(85,438)	—	—
Acquisition of Ocean Pacific	—	—	(10,491)	—	—
Acquisition of Danskin	—	—	—	(71,302)	—
Acquisition of Rocawear	—	—	—	(206,057)	(1,123)
Acquisition of Official-Pillowtex	—	—	—	(233,781)	(5,001)
Acquisition of Starter	—	—	—	(60,319)	—
Acquisition of Artful Dodger by Scion LLC	—	—	—	(13,358)	—
Acquisition of Waverly	—	—	—	—	$(27,619)
Investment in joint venture	—	—	—	—	$(2,000)
Payment of accrued expenses related to acquisitions	—	—	—	—	$(1,630)
Collection of promissory note	—	—	—	—	$1,000
Purchase of other trademarks	(19)	(320)	(2,328)	(215)	(1,420)
Purchase of marketable securities	—	—	—	(196,400)	—
Sale of marketable securities	—	—	—	183,400	—

Net cash used in investing activities	$(421)	$(68,518)	$(176,758)	$(598,166)	$(44,074)

Net cash (used in) provided by financing activities	$(6,391)	$59,861	$213,406	$488,974	$(26,833)

(Footnotes on following page)

(1)	As adjusted, due to implementation of FSP APB 14-1.
(2)	Includes expenses related to specific litigation (formerly known as special charges) of $0.9 million in fiscal 2008, a net benefit from expenses related to specific litigation of $6.0 million in fiscal 2007, and expenses related to specific litigation of $2.5 million in fiscal 2006, $1.5 million in fiscal 2005, and $0.3 million in the 11-month 2004 period. Further, included in operating income for the 11-month 2004 period and fiscal 2005 was an adjustment for the shortfall payment related to Unzipped Apparel, LLC, herein referred to as Unzipped, of $7.6 million, and $0.5 million, respectively.
(3)	During fiscal 2008, fiscal 2007, fiscal 2006, fiscal 2005, and the 11-month 2004 period, we made one, four, four, two and one acquisitions, respectively.
(4)	In fiscal 2006 and fiscal 2005, we recognized a net non-cash tax benefit of $6.2 million and $5.0 million, respectively, by reducing the valuation allowance on the deferred tax asset related to our net operating loss carryforwards.
(5)	The cash flow information provided in this table is incomplete in that it does not show the individual components of net cash provided by operating activities or net cash provided by financing activities and should be read in the context of the complete cash flow statements included in our financial statements.

Consolidated balance sheet data (in thousands):

	As of December 31,
	2004	2005	2006	2007(1)	2008(1)
Cash(2)	$798	$11,687	$77,840	$53,272	$67,279
Working capital	$(5,984)	$(4,388)	$64,124	$19,458	$27,160
Total assets	$60,160	$217,244	$696,244	$1,336,130	$1,420,259
Total current liabilities	$15,611	$26,733	$35,705	$76,410	$103,203
Long-term debt, less current portion	$19,925	$85,414	$140,676	$588,311	$545,226
Other liabilities	$366	$4,201	$54,406	$105,671	$127,741
Stockholders’ equity	$24,258	$100,896	$465,457	$565,738	$644,089

(1)	As adjusted, due to implementation of FSP APB 14-1.
(2)	Including restricted cash of $0.5 million, $4.1 million, $4.3 million, $5.2 million and $0.9 million at December 31, 2004, 2005, 2006, 2007 and 2008, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Historical Financial Data” and our consolidated financial statements and the related notes into this Current Report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our 2008 Form 10-K.

As further discussed in Note 1 to our consolidated financial statements, our consolidated financial statements as of and for the fiscal years ended December 31, 2008 and 2007, as well as the financial information in the following discussion, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The financial information contained in the discussion below reflects only the adjustments described in Note 1 to our consolidated financial statements and does not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

We are a brand management company engaged in licensing, marketing and providing trend direction for a diversified and growing consumer brand portfolio. Our brands are sold across every major segment of retail distribution, from luxury to mass. As of December 31, 2008, we owned 17 iconic consumer brands: Candie’s, Bongo, Badgley Mischka, Joe Boxer, Rampage, Mudd, London Fog, Mossimo, Ocean Pacific/OP, Danskin, Rocawear, Cannon, Royal Velvet, Fieldcrest, Charisma, Starter, and Waverly. In addition, Scion LLC, a joint venture in which we have a 50% investment, owns the Artful Dodger brand. We license our brands worldwide through approximately 200 direct-to-retail and wholesale licenses for use across a wide range of product categories, including footwear, fashion accessories, sportswear, home products and décor, and beauty and fragrance. Our business model allows us to focus on our core competencies of marketing and managing brands without many of the risks and investment requirements associated with a more traditional operating company. Our licensing agreements with leading retail and wholesale partners throughout the world provide us with a predictable stream of guaranteed minimum royalties.

Our growth strategy is focused on increasing licensing revenue from our existing portfolio of brands through adding new product categories, expanding the retail penetration of our existing brands and optimizing the sales of our licensees. We will also seek to continue the international expansion of our brands by partnering with leading licensees and/or joint venture partners throughout the world. Finally, we believe we will continue to acquire iconic consumer brands with applicability to a wide range of merchandise categories and an ability to further diversify our brand portfolio.

We have focused and continue to focus on cost-saving measures. These measures include a reduction of the total number of total full-time employees in February 2009, as well as a continued review of all operating expenses.

Fiscal 2008 Compared to Fiscal 2007 (as adjusted)

Revenue. Revenue for fiscal 2008 increased to $216.8 million from $160.0 million during fiscal 2007. During fiscal 2008, we recorded a non-cash gain of approximately $2.6 million related to the sale of trademarks to our joint venture in China, and a gain of $5.7 million related to the Iconix Latin America transaction. The two largest drivers of the growth of $48.5 million were a full year of revenue generated from the fiscal 2007 acquisitions of Danskin, Rocawear, the Official-Pillowtex brands (i.e., Cannon, Royal Velvet, Fieldcrest, Charisma), Artful Dodger, and Starter, which in the aggregate contributed approximately $57.1 million, as well as approximately $1.4 million contributed by the fiscal 2008 acquisition of Waverly, which had no comparable revenue in fiscal 2007. For brands owned for the full year in fiscal 2008 and fiscal 2007, revenue remained approximately flat, excluding the Mudd brand, which began a transition to a direct-to-retail license with Kohl’s in November 2008, and the Ocean Pacific/OP brand, which began a transition to a direct-to-retail license with Wal-Mart in August 2007 and was re-launched in Wal-Mart stores in Spring 2008.

Operating Expenses. SG&A expenses totaled $73.8 million in fiscal 2008 compared to $44.3 million in fiscal 2007. The increase of $29.5 million was primarily related to: (i) an increase of approximately $12.5 million in payroll costs, primarily due to an increase of $7.5 million in non-cash stock compensation expense (from $1.8 million in fiscal 2007 to $9.3 million in fiscal 2008), of which $6.9 million of the increase related to the new employment contract with our chairman, chief executive officer and president, with the balance of the aggregate increase in payroll costs attributable to the increase in employee headcount mainly related to our fiscal 2007 and fiscal 2008 acquisitions; (ii) an increase of approximately $7.3 million in advertising mainly driven by advertising related to brands acquired in fiscal 2007; (iii) amortization of intangible assets (mainly contracts and non-compete agreements) as a direct result of the Danskin, Rocawear, Official-Pillowtex, Starter, Artful Dodger and Waverly brand acquisitions, which accounted for $4.7 million in fiscal 2008 and $2.0 million in fiscal 2007; and (iv) an increase of $4.1 million in professional fees primarily related to increased maintenance costs on trademarks acquired through recent acquisitions.

For fiscal 2008 and fiscal 2007, our expenses related to specific litigation, formerly known as special charges, included an expense for professional fees of $0.9 million and a net benefit of $6.0 million, respectively, relating to litigation involving Unzipped.

Operating Income. Operating income for fiscal 2008 increased to $142.1 million, or approximately 66% of total revenue, compared to $121.8 million or approximately 76% of total revenue in fiscal 2007. The decrease in our operating margin percentage is primarily the result of the increase in operating expenses for the reasons detailed above.

Other Expenses - Net. Other expenses - net increased by approximately $13.8 million in fiscal 2008 to approximately $45.0 million, compared to other expenses - net of approximately $31.2 million in fiscal 2007. This increase was due to several factors: (i) an increase in our debt in connection with the acquisitions of Rocawear, Official-Pillowtex and Starter; (ii) interest expense related to the Sweet note (which is discussed below); and (iii) a decrease in interest income related to a combination of our higher cash balance during fiscal 2007 related to the proceeds from the convertible notes and a decrease in interest rates on money invested by us in fiscal 2008. This increase in interest expense was partially offset by a decrease in interest rates for our variable rate debt (i.e., our term loan facility) and interest income related to our judgment against Hubert Guez and Apparel Distribution Service LLC, or ADS. Specifically, for fiscal 2008, there was a total interest expense relating to the term loan facility, convertible notes and our judgment against Guez and ADS of approximately $15.5 million, $18.5 million (including non-cash interest of $12.2 million related to the retrospective implementation of FSP APB 14-1) and $1.0 million, respectively, with no comparable interest expense in fiscal 2007. Deferred financing costs increased by $0.3 million in fiscal 2008 to $2.3 million from $2.0 million in fiscal 2007 due to additional financing obtained in fiscal 2007. Further, during fiscal 2008 we recorded a loss of $0.5 million from our 50% equity investment in Iconix China. The term loan facility, convertible notes and Sweet note are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Obligations and Commitments”.

Provision for Income Taxes. The effective income tax rate for fiscal 2008 is approximately 35.2% resulting in the $34.2 million income tax expense, as compared to an effective income tax rate of 33.5% in fiscal 2007 which resulted in the $30.3 million income tax expense.

Net Income. Our net income was $62.9 million in fiscal 2008, compared to net income of $60.3 million in fiscal 2007, as a result of the factors discussed above.

Fiscal 2007 Compared to Fiscal 2006 (as adjusted)

Revenue. Revenue for fiscal 2007 increased to $160.0 million from $80.7 million during fiscal 2006. The two largest drivers of the growth of $79.3 million were a full year of revenue generated from the acquisitions of Mudd, London Fog, Mossimo and Ocean Pacific made during fiscal 2006 which contributed approximately $37.1 million, as well as approximately $49.3 million contributed by the fiscal 2007 acquisitions of Danskin, Rocawear, the Official-Pillowtex brands (i.e., Cannon, Royal Velvet, Fieldcrest, Charisma) and Starter, which had no comparable revenue in fiscal 2006. For brands owned for the full year in fiscal 2007 and fiscal 2006, revenue increased approximately 5%, excluding the Joe Boxer license with Kmart, which was renewed at lower guaranteed minimum royalties while extended for an additional term of four years and providing for expansion into Sears stores.

Operating Expenses. SG&A expenses totaled $44.3 million in fiscal 2007 compared to $24.5 million in fiscal 2006. The increase of $19.8 million was primarily related to (i) an increase of approximately $6.7 million in advertising mainly driven by increased advertising related to brands acquired in fiscal 2007, with no comparable advertising expense in fiscal 2006 and (ii) an increase of approximately $5.6 million in payroll costs due to an increase in employee headcount of 48 people (comparing year-over-year ending headcount) relating primarily to our fiscal 2007 acquisitions of Rocawear and Starter. Further, for fiscal 2007, non-cash items consisting of the amortization of restricted stock awards, and the amortization of intangible assets (mainly contracts and non-competes) as a direct result of the Mossimo, Ocean Pacific, Danskin, Rocawear and the Pillowtex brands acquisitions which accounted for $1.7 million and $3.4 million, respectively.

For fiscal 2007 our expenses related to specific litigation, formerly known as special charges, included $6.0 million net benefit, as compared to expenses related to specific litigation of $2.5 million in fiscal 2006, both years relating to litigation involving Unzipped. The $6.0 million net benefit includes approximately $3.4 million in legal expenses and a $9.4 million benefit relating to the judgment received in November 2007 relating to the Unzipped litigation. Expenses related to specific litigation for fiscal 2006 is comprised of legal expenses involving the Unzipped litigation.

Operating Income. Operating income for fiscal 2007 increased to $121.8 million, or approximately 76% of total revenue, compared to $53.7 million or approximately 67% of total revenue in fiscal 2006. The increase in our operating margin percentage is primarily the result of increased revenues relating to the fiscal 2007 acquisitions and a full year of revenue for fiscal 2006 acquisitions while leveraging off of the existing infrastructure and making modest additions to SG&A compared to the increase in revenue.

        Other Expenses – Net. Interest expense increased by $23.7 million in fiscal 2007 to $38.8 million, compared to interest expense of $15.1 million in fiscal 2006. This increase was due primarily to an increase in our debt financing arrangements in connection with the acquisitions of Rocawear, Official-Pillowtex and Starter, the retrospective implementation of FSP APB 14-1 as it relates to our convertible notes, as well as interest related to our judgment against Guez and ADS. Specifically, for fiscal 2007, there was a total interest expense relating to the term loan facility, convertible notes and our judgment against Guez and ADS of approximately $12.4 million, $9.1 million (including non-cash interest of $5.9 million related to the retrospective implementation of FSP APB 14-1) and $2.8 million, respectively, with no comparable interest expense in fiscal 2006. Deferred financing costs increased by $0.7 million in fiscal 2007 to $1.4 million from $0.7 million in fiscal 2006 due to additional financing obtained in fiscal 2007. Interest income increased by $6.3 million in fiscal 2007 from $1.2 million to $7.5 million. This increase was primarily driven by higher levels of cash balances throughout the year as compared to fiscal 2006 due to (i) cash generated from operations and (ii) cash raised through debt and equity financing which was on hand for during the first and third quarter of fiscal 2007 before used for acquisitions.

Provision for Income Taxes. The effective income tax rate for fiscal 2007 is approximately 33.5% resulting in the $30.3 million income tax expense. This difference between the effective tax rate and the statutory rate of 35%, is mainly driven by the benefit in state income taxes and relates to fluctuations in state rates expected to be realized by us due to new or revised tax legislation as well as changes we have recently experienced in the level of business performed within specific tax jurisdictions. Fiscal 2006 had a $7.3 million income tax expense due primarily to a reduction in our valuation allowance.

Net Income. Our net income was $60.3 million in fiscal 2007, compared to net income of $32.5 million in fiscal 2006, as a result of the factors discussed above.

Liquidity and Capital Resources

Liquidity

Our principal capital requirements have been to fund acquisitions, working capital needs, and to a lesser extent, capital expenditures. We have historically relied on internally generated funds to finance our operations and our primary source of capital needs for acquisition has been the issuance of debt and equity securities. At December 31, 2008 and 2007, our cash totaled $67.3 million and $53.3 million, respectively, including short-term restricted cash of $0.9 million and $5.2 million, respectively.

On October 3, 2008, we completed our acquisition of Waverly for $26.0 million in cash paid to the sellers, funded entirely from cash on hand.

Our senior secured term loan facility, herein referred to as our term loan facility requires us to repay the principal amount of the term loan outstanding in an amount equal to 50% of the excess cash flow of the subsidiaries subject to the term loan facility for the most recently completed fiscal year. For the year ended December 31, 2008, we will repay $38.9 million of the principal balance, which represents 50% of the excess cash flow of the subsidiaries subject to the term loan facility. This amount is included in the current portion of our long-term debt.

We believe that cash from future operations as well as currently available cash will be sufficient to satisfy our anticipated working capital requirements for the foreseeable future. We intend to continue financing future brand acquisitions through a combination of cash from operations, bank financing and the issuance of additional equity and/or debt securities.

As of December 31, 2008, our marketable securities consist of auction rate securities. Beginning in the third quarter of 2007, $13.0 million of our auction rate securities had failed auctions due to sell orders exceeding buy orders. These funds will not be available to us until a successful auction occurs or a buyer is found outside the auction process. As a result, $13.0 million of auction rate securities have been written down to $7.5 million, using Level 3 inputs with present value techniques as described by the fair value hierarchy and the income approach outlined in SFAS 157, as an unrealized pre-tax loss of $5.5 million to reflect a temporary decrease in fair value. As the write-down of $5.5 million has been identified as a temporary decrease in fair value, the write-down has not impacted our earnings and is reflected as an other comprehensive loss in the stockholders’ equity section of our consolidated balance sheet. We estimated the fair value of our auction rate securities using a discounted cash flow model where we used the expected rate of interest to be received. We believe this decrease in fair value is temporary due to general macroeconomic market conditions, and interest is being paid in full as scheduled. Further, we have the ability to hold the securities until an anticipated full redemption, and we have no reason to believe that any of the underlying issuers of these auction rate securities or its third-party insurers are presently at risk of default. We believe our cash flow from future operations and our existing cash on hand will be sufficient to satisfy our anticipated working capital requirements for the foreseeable future, regardless of the timeliness of the auction process.

Changes in Working Capital

At December 31, 2008 and 2007 the working capital ratio (current assets to current liabilities) was 1.26 to 1 and 1.25 to 1, respectively. This increase in our working capital ratio was driven by an increase in cash as well as the factors set forth below:

Operating Activities

Net cash provided by operating activities totaled $89.2 million in fiscal 2008, as compared to $83.7 million of net cash provided by operating activities in fiscal 2007. Cash provided by operating activities in fiscal 2008 totaled $89.2 million primarily due to net income of $62.9 million, stock-based compensation expense of $9.3 million of which $6.9 million can be directly attributed to our new contract with our chief executive officer, amortization of intangibles of $7.3 million of which $2.3 million relates to one additional quarter of amortization for those brands acquired at the end of the first quarter of 2007 (i.e., Danskin and Rocawear) as well as three additional quarters of amortization for the Official-Pillowtex, Artful Dodger and Starter brands, and a full year of amortization of our convertible note discount which totaled $13.1 million in 2008 (due to the retrospective implementation of FSP APB 14-1), offset primarily by increases of $17.2 million in accounts receivable and $10.0 million in prepaid advertising and other primarily due to our 2007 acquisitions having been included in our operations for a full year, and non-cash gains from the sale of trademarks and the sale of a 50% interest in our subsidiary of $2.6 million and $4.7 million, respectively. We continue to rely upon cash generated from licensing operations to finance our operations.

Investing Activities

Net cash used in investing activities in fiscal 2008 totaled $44.1 million, as compared to $598.2 million used in fiscal 2007. In fiscal 2008, we used $27.6 million in connection with the acquisition of certain assets related to the Waverly brand, we paid cash earn-outs of $5.0 million related to our acquisition of Official-Pillowtex and $1.1 million related to our acquisition of Rocawear, which were recorded as increases to goodwill; in addition, we made an initial cash contribution of $2.0 million to our 50% owned joint venture in China. The aggregate of cash used in these investing activities was offset by collection of $1.0 million related to an outstanding promissory note. In fiscal 2007, we paid $71.3 million in cash for certain assets related to the Danskin brand, $206.1 million in cash for certain assets related to the Rocawear brand, $233.8 million in cash for certain assets related to the Official-Pillowtex brands, $60.3 million in cash for certain assets related to the Starter brand, and $196.4 million for the purchase of certain marketable securities, offset by the sale of $183.4 million of those marketable securities. Capital expenditures for fiscal 2008 were $6.3 million, compared to $0.1 million in capital expenditures in fiscal 2007, primarily relating to the purchase of fixtures for certain brands.

Financing Activities

Net cash used in financing activities was $26.8 million in fiscal 2008, compared with $489.0 million of net cash provided by financing activities in fiscal 2007. Of the $26.8 million in net cash used in financing activities, $36.0 million was used for principal payments related to the asset-backed notes and the term loan facility, $3.2 million was used to repurchase shares in net share settlements upon the vesting of certain employees’ restricted stock, and $1.8 million was used to repurchase shares in the open market in accordance with our new stock repurchase plan. This was offset by $8.3 million from the excess tax benefit from share-based payment arrangements, $2.3 million from net proceeds in connection with the exercise of stock options and warrants, and a net decrease of $3.6 million in total restricted cash.

Obligations and Commitments

Convertible notes. In June 2007, we completed the sale of $287.5 million principal amount of our convertible notes in a private offering to certain institutional investors from which we received net proceeds of approximately $281.1 million. The convertible notes bear interest at an annual rate of 1.875%, payable semi-annually in arrears on June 30 and December 31 of each year, commencing as of December 31, 2007. At December 31, 2008 and 2007, the net debt balance of the convertible notes was $234.0 million and $220.4 million, respectively, which reflects the implementation of FSP APB 14-1. However, the principal amount owed to the convertible note holders is $287.5 million.

Concurrently with the sale of the convertible notes, we purchased note hedges for approximately $76.3 million and issued warrants to the hedge counterparties for proceeds of approximately $37.5 million. These transactions will generally have the effect of increasing the conversion price of the convertible notes (by 100% based on the price of our common stock at the time of the offering). As a result of these transactions, we recorded a reduction to additional paid-in-capital of $12.1 million. These note hedges and warrants are separate and legally distinct instruments that bind only us and the counterparties thereto and have no binding effect on the holders of the convertible notes.

We utilized the proceeds of the convertible notes as follows: approximately $233.8 million was used for the Official-Pillowtex acquisition and approximately $38.8 million was the net payment for the related convertible note hedge. There are no covenants for this debt obligation.

Term loan facility. In connection with our acquisition of the Rocawear brand in March 2007, we entered into the term loan facility pursuant to which we borrowed, and received net proceeds of, $212.5 million. Subsequently, in December 2007, in connection with our acquisition of the Starter brand, we borrowed an additional $63.2 million under the term loan facility, in connection with which we received net proceeds of $60.0 million. We may borrow an additional $36.8 million under the terms of the term loan facility.

Our obligations under the term loan facility are secured by the pledge of our ownership interests in many of our subsidiaries. In addition, these and other of our subsidiaries have guaranteed such obligations and their guarantees are secured by a pledge of, among other things, the Ocean Pacific/OP, Danskin, Rocawear, Mossimo, Cannon, Royal Velvet, Fieldcrest, Charisma, Starter and Waverly trademarks and related intellectual property assets. Amounts outstanding under the term loan facility bear interest, at our option, at the Eurodollar rate or the prime rate, plus an applicable margin of 2.25% or 1.25%, as the case may be, per annum, with minimum principal payable in equal quarterly installments in annual aggregate amounts equal to 1.00% of the aggregate principal amount of the loans outstanding, in addition to an annual payment equal to 50% of the excess cash flow of the subsidiaries subject to the term loan facility, with any remaining unpaid principal balance to be due on April 30, 2013, herein referred to as the loan maturity date. Upon completion of our offering of the convertible notes, the loan maturity date was accelerated to January 2, 2012. On March 11, 2008, we paid to Lehman Commercial Paper Inc. or LCPI, for the benefit of the lenders, $15.6 million, representing 50% of the excess cash flow from the subsidiaries subject to the term loan facility for 2007. As a result of such payment, we are no longer required to pay the quarterly installments described above. As of December 31, 2008, $38.9 million has been classified as current portion of long-term debt, which represents 50% of the excess cash flow for 2008 of the subsidiaries subject to the term loan facility. This amount will be paid to LCPI, for the benefit of the lenders, during the first quarter of 2009. At December 31, 2008, the interest rate under the term loan facility was 3.71% and the balance outstanding under the term loan facility was $255.3 million. As of December 31, 2008, we are in compliance with all material covenants relating to this debt obligation (see Note 6 to Notes to Consolidated Financial Statements).

Asset-backed notes. The financing for certain of our acquisitions in 2005 and 2006 was accomplished though private placements of the asset-backed notes, which notes are currently secured by the Candies, Bongo, Joe Boxer, Rampage, Mudd and London Fog trademarks and related intellectual property assets. At December 31, 2008, the principal balance outstanding under the asset-backed notes was $117.1 million, of which $40.6 million principal amount bears interest at a fixed interest rate of 8.45% and $18.0 million principal amount bears interest at a fixed rate of 8.12%, each with a term ending in August 2012, and $58.5 million principal amount bears interest at a fixed rate of 8.99% with a six and a half year term. The asset-backed notes have no financial covenants with which we or our subsidiaries need comply. The aggregate amount of the asset-backed notes will be fully paid by February 22, 2013.

Cash on hand in IP Holdings’ bank account is restricted at any point in time up to the amount of the next payment of principal and interest due by it under the asset-backed notes. Accordingly, as of December 31, 2008 and 2007, $0.9 million and $5.2 million, respectively, have been disclosed as restricted cash within our current assets. Further, a liquidity reserve account has been established and the funds on deposit in such account are to be applied to the last principal payment due with respect to the asset-backed notes. Accordingly, the $15.9 million and $15.2 million in such reserve account as of December 31, 2008 and 2007, respectively, have been included on our balance sheets as restricted cash within or other assets. As of December 31, 2008, we are in compliance with all material covenants relating to this debt obligation. (see Note 6 of Notes to Consolidated Financial Statements)

Sweet note. On April 23, 2002, we acquired the remaining 50% interest in Unzipped from Sweet for a purchase price comprised of 3,000,000 shares of our common stock and $11.0 million in debt, which was evidenced by our issuance of the note to Sweet Sportswear, also referred to as the Sweet Note. Prior to August 5, 2004, Unzipped was managed by Sweet pursuant to a management agreement, which obligated Sweet to manage the operations of Unzipped in return for, commencing in fiscal 2003, an annual management fee based upon certain specified percentages of net income achieved by Unzipped during the three- year term of the agreement. In addition, Sweet guaranteed that the net income, as defined in the agreement, of Unzipped would be no less than $1.7 million for each year during the term, commencing with fiscal 2003. In the event that the guarantee was not met for a particular year, Sweet was obligated under the management agreement to pay us the difference between the actual net income of Unzipped, as defined, for such year and the guaranteed $1.7 million. That payment, referred to as the shortfall payment, could be offset against the amounts due under the Sweet note at the option of either us or Sweet. As a result of such offsets, the balance of the Sweet note was reduced by us to $3.1 million as of December 31, 2006 and $3.0 million as of December 31, 2005 and is reflected in “long- term debt.” This note bears interest at the rate of 8% per year and matures in April 2012.

In November 2007, in connection with the judgment entered in the Unzipped litigation, we increased the balance of the Sweet note by approximately $6.2 million and recorded the expense as a special charge, and further increased the Sweet note by approximately $2.8 million to record the related interest and included the charge in interest expense. The balance of the Sweet note as of December 31, 2008 is approximately $12.2 million and is included in current portion of long-term debt.

Other. We believe that we will be able to satisfy our ongoing cash requirements for operations and debt servicing for the foreseeable future, primarily with cash flow from operations. In addition, as part of our business growth strategy, we intend, in addition to growing through the organic development of our brands and expanding internationally, to grow through acquisitions of additional brands. We anticipate that we would fund any such acquisitions through a combination of cash, the issuance of equity and/or debt securities.

The following is a summary of contractual cash obligations, including interest for the periods indicated that existed as of December 31, 2008, and is based on information appearing in the Notes to Consolidated Financial Statements:

(000’s omitted)	2009	2010	2011	2012	2013	Thereafter	Total
Convertible Notes(1)	$—	$—	$—	$287,500	$—	$—	$287,500
Term Loan Facility	38,946	—	—	219,356	—	—	258,302
Asset-Backed Notes	22,231	24,216	26,380	33,468	10,802	—	117,097
Sweet Note	12,186	—	—	—	—	—	12,186
Operating leases	2,214	2,158	2,153	1,864	1,923	20,545	30,857
Joint venture	1,500	1,500	—	—	—	—	3,000
Employment contracts	4,056	3,348	1,691	1,000	—	—	10,095
Interest	14,834	12,848	10,685	5,451	242	—	44,060

Total contractual cash obligations	$95,967	$44,070	$40,909	$548,639	$12,967	$20,545	$763,097

(1)	Reflects the principal amount owed to the holders of the convertible notes. As of December 31, 2008, the net debt carrying amount in accordance with FSP APB 14-1 was $234.0 million.

Other Factors

We continue to seek to expand and diversify the types of licensed products being produced under our various brands, as well as diversify the distribution channels through which our licensed products are sold, in an effort to reduce dependence on any particular retailer, consumer or market sector. The success of our company, however, will still remain largely dependent on our ability to build and maintain brand awareness and contract with and retain key licensees and on our licensees’ ability to accurately predict upcoming fashion trends within their respective customer bases and fulfill the product requirements of their particular retail channels within the global marketplace. Unanticipated changes in consumer fashion preferences, slowdowns in the U.S. economy, changes in the prices of supplies, consolidation of retail establishments, and other factors noted in “Item 1A-Risk factors,” could adversely affect our licensees’ ability to meet and/or exceed their contractual commitments to us and thereby adversely affect our future operating results.

Effects of Inflation

We do not believe that the relatively moderate rates of inflation experienced over the past few years in the United States, where we primarily compete, have had a significant effect on revenues or profitability.

New Accounting Standards

In September 2006, the Financial Accounting Standards Board, herein referred to as the FASB, issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, herein referred to as SFAS No. 157. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are required to be disclosed by level within that hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157”, herein referred to as SFAS No. 157-2, issued in February 2008, delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are in the process of determining the effect, if any, that the adoption of SFAS No. 157-2 will have on our results of operations or financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations”, herein referred to as SFAS 141R, which requires an acquirer to do the following: expense acquisition related costs as incurred; to record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and any adjustments to the purchase price allocation are to be recognized as a period cost in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. At the date of adoption, SFAS 141R is expected to have a material impact on our results of operations and our financial position for future acquisitions due to our acquisition strategy.

        In December, 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, herein referred to as SFAS 160. This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. This statement will have no impact on our financial statements as there are currently no minority interests.

In May 2008 the FASB issued FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)”, herein referred to As FSP APB 14-1 (previously FSP APB 14-a), which changes the accounting treatment for convertible securities that an issuer may settle fully or partially in cash. Under this final FASB Staff Position, cash-settled convertible securities will be separated into their debt and equity components. The value assigned to the debt component will be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature. As a result, the debt will be recorded at a discount to adjust its below-market coupon interest rate to the market coupon interest rate for the similar debt instrument without the conversion feature. The difference between the proceeds for the convertible debt and the amount reflected as the debt component represents the value of the conversion feature and will be recorded as additional paid-in capital. The debt will subsequently be accreted to its par value over its expected life, with an offsetting increase in interest expense on the income statement to reflect the market rate for the debt component at the date of issuance. The impact that FSP APB 14-1 had on our consolidated financial statements fiscal 2008 and 2007 is described in Note 1 to our financial statements.

Beginning with the first quarter in fiscal 2009, and applied retrospectively to all past periods presented, we will be required to adopt the provisions of FSP APB 14-1 as they relate to the convertible notes. As compared to the current accounting for the convertible notes, adoption of the proposal will reduce long-term debt, increase stockholders’ equity, and reduce net income and earnings per share. The impact that FSP APB 14-1 had on our consolidated financial statements fiscal 2008 and 2007 is included herein and described in Note 1 to our financial statements.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, herein referred to as FSP 157-3. FSP 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157, and clarifies the application of SFAS 157 in determining the fair values of assets or liabilities in a market that is not active. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of this FSP did not have a material impact on our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”, herein referred to as SFAS No. 161, which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock”, herein referred to as EITF 07-5. EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. Management is evaluating the impact adopting this Staff Position will have on our results of operations and financial position.

Summary of Critical Accounting Policies

Several of our accounting policies involve management judgments and estimates that could be significant. The policies with the greatest potential effect on our consolidated results of operations and financial position include the estimate of reserves to provide for collectability of accounts receivable. We estimate the collectability considering historical, current and anticipated trends of our licensees related to deductions taken by customers and markdowns provided to retail customers to effectively flow goods through the retail channels, and the possibility of non-collection due to the financial position of our licensees and their retail customers. Due to our licensing model, we do not have any inventory risk and reduced our operating risks, and can reasonably forecast revenues and plan expenditures based upon guaranteed royalty minimums and sales projections provided by our retail licensees.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary.

In connection with our licensing model, we have entered into various trademark license agreements that provide revenues based on minimum royalties and additional revenues based on a percentage of defined sales. Minimum royalty revenue is recognized on a straight-line basis over each period, as defined, in each license agreement. Royalties exceeding the defined minimum amounts are recognized as income during the period corresponding to the licensee’s sales.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” herein referred to as SFAS 142, which changed the accounting for goodwill from an amortization method to an impairment-only approach. Upon our adoption of SFAS 142 on February 1, 2002, we ceased amortizing goodwill. As prescribed under SFAS 142, we had goodwill tested for impairment during the years ended December 31, 2008, 2007 and 2006, and no write-downs from impairments were necessary. Our tests for impairment utilize discounted cash flow models to estimate the fair values of the individual assets. Assumptions critical to our fair value estimates are as follow: (i) discount rates used to derive the present value factors used in determining the fair value of the reporting units and trademarks; (ii) royalty rates used in our trade mark valuations; (iii) projected average revenue growth rates used in the reporting unit and trademark models; and (iv) projected long-term growth rates used in the derivation of terminal year values. These tests factor in economic conditions and expectations of management and may change in the future based on period-specific facts and circumstances.

Impairment losses are recognized for long-lived assets, including certain intangibles, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are not sufficient to recover the assets carrying amount. Impairment losses are measured by comparing the fair value of the assets to their carrying amount. For the years ended December 31, 2008, 2007 and 2006 there was no impairment present for these long-lived assets.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Accounting for Share-Based Payment”, herein referred to as SFAS 123(R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. Under SFAS 123(R), using the modified prospective method, compensation expense is recognized for all share-based payments granted prior to, but not yet vested as of, January 1, 2006. Prior to the adoption of SFAS 123(R), we accounted for our stock-based compensation plans under the recognition and measurement principles of accounting principles board, or APB, Opinion No. 25, “Accounting for stock issued to employees,” and related interpretations. Accordingly, the compensation cost for stock options had been measured as the excess, if any, of the quoted market price of our common stock at the date of the grant over the amount the employee must pay to acquire the stock.

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, herein referred to as SFAS 109. Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of SFAS 109, including current and historical results of operations, the annual limitation on utilization of net operating loss carry forwards pursuant to Internal Revenue Code section 382, future income projections and the overall prospects of our business. Based upon management’s assessment of all available evidence, including our completed transition into a licensing business, estimates of future profitability based on projected royalty revenues from our licensees, and the overall prospects of our business, management concluded that it is more likely than not that the net deferred income tax asset will be realized.

We adopted FASB Interpretation 48, herein referred to as FIN 48, beginning January 1, 2007. The implementation of FIN 48 did not have a significant impact on our financial position or results of operations. The total unrecognized tax benefit was $1.1 million at the date of adoption. At December 31, 2008, the total unrecognized tax benefit was $1.1 million. However, the liability is not recognized for accounting purposes because the related deferred tax asset has been fully reserved in prior years. We are continuing our practice of recognizing interest and penalties related to income tax matters in income tax expense. There was no accrual for interest and penalties related to uncertain tax positions for the year ended December 31, 2008. We file federal and state tax returns and are generally no longer subject to tax examinations for fiscal years prior to 2004.

Marketable securities, which are accounted for as available-for-sale, are stated at fair value in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” herein referred to as SFAS 115, and consist of auction rate securities. Temporary changes in fair market value are recorded as other comprehensive income or loss, whereas other than temporary markdowns will be realized through our statement of operations. On January 1, 2008, we adopted SFAS 157 “Fair Value Measurements”, referred to as SFAS 157, which establishes a framework for measuring fair value and requires expanded disclosures about fair value measurement. While SFAS 157 does not require any new fair value measurements in its application to other accounting pronouncements, it does emphasize that a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation.

Other significant accounting policies are summarized in Note 1 of Notes to Consolidated Financial Statements.

Item 8.	Financial Statements and Supplementary Data.

Index to Consolidated Financial Statements

The following consolidated financial statements of Iconix Brand Group Inc. and subsidiaries are included herein:

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Iconix Brand Group, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of Iconix Brand Group, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Iconix Brand Group, Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company retrospectively adopted Financial Accounting Standards Board Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion”.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Iconix Brand Group, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ BDO Seidman LLP

New York, New York

February 27, 2009 except for Note 1 which is dated May 29, 2009

Iconix Brand Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2008(1)	2007(1)
Assets
Current Assets:
Cash (including restricted cash of $875 in 2008 and $5,205 in 2007)	$67,279	$53,272
Accounts receivable	47,054	29,757
Deferred income tax assets	1,655	7,442
Prepaid advertising and other	14,375	5,397

Total Current Assets	130,363	95,868

Property and equipment:
Furniture, fixtures and equipment	9,187	2,903
Less: Accumulated depreciation	(2,468)	(1,610)

	6,719	1,293

Other Assets:
Restricted cash	15,866	15,186
Marketable securities	7,522	10,920
Goodwill	144,725	128,898
Trademarks and other intangibles, net	1,060,460	1,038,201
Deferred financing costs, net	6,524	8,270
Non-current deferred income tax assets	25,463	21,158
Investment in joint venture	4,097	—
Other assets – non-current	18,520	16,336

	1,283,177	1,238,969

Total Assets	$1,420,259	$1,336,130

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$22,392	$15,804
Accounts payable, subject to litigation	1,878	1,878
Deferred revenue	5,570	6,162
Current portion of long-term debt	73,363	52,566

Total current liabilities	103,203	76,410

Non-current deferred income taxes	118,469	96,879
Long-term debt, less current maturities	545,226	588,311
Long term deferred revenue	9,272	8,792

Total Liabilities	776,170	770,392

Commitments and contingencies

Stockholders' Equity
Common stock, $.001 par value shares authorized 150,000; shares issued 59,077 and 57,528 respectively	58	58
Additional paid-in capital	533,235	511,250
Retained earnings	120,358	57,450
Accumulated other comprehensive loss	(3,880)	(2,353)
Less: Treasury stock—921 and 198 shares at cost, respectively	(5,682)	(667)

Total Stockholders’ Equity	644,089	565,738

Total Liabilities and Stockholders' Equity	$1,420,259	$1,336,130

(1)	As adjusted due to implementation FSP APB 14-1 see notes 1 and 6

See accompanying notes to consolidated financial statements.

Iconix Brand Group, Inc. and Subsidiaries

Consolidated Income Statements

(in thousands, except earnings per share data)

	Year Ended December 31, 2008(1)	Year Ended December 31, 2007(1)	Year Ended December 31 2006
Licensing and other revenue	$216,761	$160,004	$80,694

Selling, general and administrative expenses	73,816	44,254	24,527
Expenses related to specific litigation, net	893	(6,039)	2,494

Operating income	142,052	121,789	53,673

Other expenses (income):
Interest income	(3,976)	(7,521)	(1,243)
Interest expense	48,415	38,752	15,080
Equity loss on joint venture	528	—	—

Other expenses - net	44,967	31,231	13,837

Income before income taxes	97,085	90,558	39,836

Provision for income taxes	34,177	30,294	7,335

Net income	$62,908	$60,264	$32,501

Earnings per share:
Basic	$1.09	$1.06	$0.81

Diluted	$1.03	$.98	$0.72

Weighted average number of common shares outstanding:
Basic	57,810	56,694	39,937

Diluted	61,248	61,426	45,274

(1)	As adjusted due to implementation FSP APB 14-1 see notes 1 and 6

See accompanying notes to consolidated financial statements.

Iconix Brand Group, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Total
	Shares	Amount
Balance at January 1, 2006	35,540	$36	$136,842	$(35,315)	$—	$(667)	$100,896
Issuance of common stock related to acquisitions	7,360	8	122,493	—	—	—	122,501
Warrants issued to non-employees related to acquisitions	—	—	8,273	—	—	—	8,273
Cancellation of shares issued in business acquisition	—	—	(150)	—	—	—	(150)
Issuance of new stock	10,785	11	189,512	—	—	—	189,523
Stock option compensation expense	—	—	182	—	—	—	182
Shares issued on exercise of stock options and warrants	2,446	2	9,099	—	—	—	9,101

Amortization expense in connection with restricted stock	96	—	250	—	—	—	250
Tax benefit of stock option exercises	—	—	2,380	—	—	—	2,380
Net Income	—	—	—	32,501	—	—	32,501

Balance at December 31, 2006	56,227	57	468,881	(2,814)	—	(667)	465,457
Issuance of common stock related to acquisitions	50	—	1,042	—	—	—	1,042
Warrants issued to non-employees related to acquisitions	—	—	5,886	—	—	—	5,886
Shares issued on exercise of stock options	1,010	1	3,574	—	—	—	3,,575
Stock option compensation expense	—	—	135	—	—	—	135
Tax benefit of stock option exercises	—	—	1,238	—	—	—	1,238

Amortization expense in connection with restricted stock	43	—	1,476	—	—	—	1,476
Expenses related to common stock issuance	—	—	(184)	—	—	—	(184)
Net cost of hedge on convertible notes(1)	—	—	29,202	—	—	—	29,202
Comprehensive income:	—	—	—	—	—	—	—
Net income(1)	—	—	—	60,264	—	—	60,264
Change in fair value of cash flow hedge	—	—	—	—	(273)	—	(273)

Change in fair value of securities	—	—	—	—	(2,080)	—	(2,080)

Total comprehensive income	—	—	—	—	—	—	57,911

Balance at December 31, 2007(1)	57,330	$58	$511,250	$57,450	$(2,353)	$(667)	$565,738
Issuance of common stock related to acquisitions	12	—	173	—	—	—	173
Warrants issued to non-employees related to acquisitions	—	—	133	—	—	—	133
Shares issued on exercise of stock options	1,199	—	2,307	—	—	—	2,307
Shares issued on vesting of restricted stock	194	—	—	—	—	—	—
Shares issued for earn-out on acquisition	144	—	1,877	—	—	—	1,877
Stock option compensation expense	—	—	135	—	—	—	135
Tax benefit of stock option exercises	—	—	8,248	—	—	—	8,248

Amortization expense in connection with restricted stock	—	—	9,112	—	—	—	9,112
Shares repurchased on vesting of restricted stock and exercise of stock options	(458)	—	—	—	—	(3,192)	(3,192)
Shares repurchased on open market	(265)	—	—	—	—	(1,823)	(1,823)
Comprehensive income:
Net Income(1)	—	—	—	62,908	—	—	62,908
Change in fair value of cash flow hedge, net of tax	—	—	—	—	182	—	182
Change in fair value of securities, net of tax	—	—	—	—	(1,709)	—	(1,709)

Total comprehensive income	—	—	—	—	—	—	61,381

Balance at December 31, 2008(1)	58,156	$58	$533,235	$120,358	$(3,880)	$(5,682)	$644,089

(1)	As adjusted due to implementation FSP APB 14-1 see notes 1 and 6

See accompanying notes to consolidated financial statements.

Iconix Brand Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (in thousands)

	Year Ended December 31, 2008(1)	Year Ended December 31, 2007(1)	Year Ended December 31, 2006
Cash flows from operating activities:
Net income	$62,908	$60,264	$32,501
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment	858	225	210
Amortization of trademarks and other intangibles	7,261	5,572	2,153
Amortization of deferred financing costs	1,752	1,292	792
Amortization of convertible note discount	13,727	6,402	—
Amortization of restricted stock grants	9,122	1,688	250
Stock option compensation	135	135	182
Non-cash settlement of a dispute	—	(3,008)	(150)
Gain on sale of trademarks	(2,625)	—	—
Gain on sale of 50% interest of subsidiary	(4,740)	—	—
Allowance for doubtful accounts	1,879	2,280	1,373
Loss on equity investment in joint venture	528	—	—
Deferred income tax provision	24,997	24,544	2,589
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(17,175)	(22,149)	(6,095)
Prepaid advertising and other	(9,978)	(1,396)	21
Other assets	502	(933)	(3,700)
Deferred revenue	(112)	4,998	(3,138)
Accounts payable and accrued expenses	204	3,773	2,343

Net cash provided by operating activities	89,243	83,687	29,331

Cash flows used in investing activities:
Purchases of property and equipment	(6,281)	(134)	(739)
Acquisition of Mudd	—	—	(46,728)
Acquisition of London Fog Trademarks	—	—	(31,034)
Acquisition of Mossimo, net of cash acquired	—	—	(85,438)
Acquisition of Ocean Pacific	—	—	(10,491)
Acquisition of Danskin	—	(71,302)	—
Acquisition of Rocawear	(1,123)	(206,057)	—
Acquisition of Pillowtex	(5,001)	(233,781)	—
Acquisition of Starter	—	(60,319)	—
Acquisition of Artful Dodger	—	(13,358)	—
Acquisition of Waverly	(27,619)	—	—
Investment in joint venture	(2,000)	—	—
Payment of accrued expenses related to acquisitions	(1,630)	—	—
Collection of promissory note	1,000	—	—
Purchase of trademarks	(1,420)	(215)	(2,328)
Purchase of marketable securities	—	(196,400)	—
Sale of marketable securities	—	183,400	—

Net cash used in investing activities	(44,074)	(598,166)	(176,758)

Cash flows (used in) provided by financing activities:
Proceeds from long-term debt	—	553,531	168,000
Proceeds from the sale of warrants	—	37,491	—
Payment for purchase of convertible note hedge	—	(76,303)	—
Proceeds from exercise of stock options and warrants	2,307	3,573	9,101
Payment of long-term debt	(36,015)	(20,100)	(148,545)
Proceeds from common stock issuance, net	—	—	189,523
Proceeds from payment of promissory note	—	399
Payment of expenses related to common stock issuance	—	(184)	—
Deferred financing costs	(6)	(6,207)	(550)
Excess tax benefit from share-based payment arrangements	8,247	1,238	2,380
Shares repurchased on vesting of restricted stock	(3,192)	—	—
Shares repurchased on open market	(1,823)	—	—
Restricted cash - current	4,329	(937)	174
Restricted cash - non-current	(680)	(3,527)	(6,677)

Net cash (used in) provided by financing activities	(26,833)	488,974	213,406

Net increase (decrease) in cash and cash equivalents	18,336	(25,505)	65,979
Cash and cash equivalents, beginning of year	48,067	73,572	7,593

Cash and cash equivalents, end of year	$66,403	$48,067	$73,572

Balance of restricted cash - current	876	5,205	4,268

Total cash and cash equivalents including current restricted cash, end of year	$67,279	$53,272	$77,840

(1)	As adjusted due to implementation FSP APB 14-1 see notes 1 and 6

See accompanying notes to consolidated financial statements.

Supplemental disclosure of cash flow information:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006

Cash paid during the year:
Income taxes	$5,685	$1,697	$—

Interest	$30,843	$27,820	$12,989

Supplemental disclosures of non-cash investing and financing activities:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006

Acquisitions:
Common stock issued	$2,050	$1,042	$122,501

Warrants issued - acquisition cost	$133	$5,886	$8,273

Liabilities assumed	$—	$8,152	$51,871

See accompanying notes to consolidated financial statements.

Iconix Brand Group, Inc and Subsidiaries

Notes to Consolidated Financial Statements

Information as of and for the Years Ended December 31, 2008, 2007 and 2006

(dollars are in thousands (unless otherwise noted), except per share data)

The Company

Iconix Brand Group, Inc (the “Company”) is in the business of licensing and marketing intellectual property. The Company currently owns seventeen brands, Candie’s®, Bongo®, Badgley Mischka®, Joe Boxer®, Rampage®, Mudd®, London Fog®, Mossimo®, Ocean Pacific/OP®, Danskin®, Rocawear®, Cannon®, Royal Velvet®, Fieldcrest®, Charisma®, Starter®, and Waverly®, which it licenses to third parties for use in connection with a variety of apparel, fashion accessories, footwear, beauty and fragrance, and home products and decor. In addition, the Artful Dodger™ brand is owned by Scion LLC (“Scion”), a joint venture in which the Company has a 50% investment (see Note 3). Furthermore, the Company also arranges through its wholly-owned subsidiary Bright Star Footwear, Inc. (“Bright Star”) for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer.

The Company’s business strategy, as a licensing and marketing company, is to maximize the value of its intellectual property by entering into strategic licenses with partners who have been selected based upon the Company’s belief that they will be able to produce and sell quality products in the categories of their specific expertise. This licensing strategy is designed to permit the Company to operate its licensing business with minimal working capital, no inventory, production or distribution costs or risks, and utilizing only a small group of core employees. Further, the Company also seeks to monetize its trademarks internationally through licenses, partnerships, and other arrangements, such as joint ventures.

1. Summary of Significant Accounting Policies

Changes in Accounting

In the first quarter of 2009, the Company adopted the provisions of Financial Accounting Standards Board Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion” (“FSP APB 14-1”), which changed the accounting for convertible debt instruments with cash settlement features. FSP APB 14-1 applies to the Company’s convertible senior subordinated notes issued in 2007 (“Convertible Notes”). In accordance with FSP APB 14-1, the Company recognized the liability component of its Convertible Notes at fair value (see note 6). The liability component is recognized as the fair value of a similar instrument that does not have a conversion feature at issuance. The equity component, which is the value of the conversion feature at issuance, is recognized as the difference between the proceeds from the issuance of the Convertible Notes and the fair value of the liability component, after adjusting for the deferred tax impact. The Convertible Notes were issued at a coupon rate of 1.875%, which was below that of a similar instrument that does not have a conversion feature. Therefore, the valuation of the debt component at fair value (7.85%) resulted in a debt discount. The debt discount is amortized over the expected life of the debt, which is also the stated life of the debt.

As a result of applying FSP APB 14-1 retrospectively, the Company recognized the following incremental effects on individual line items on the consolidated balance sheet for the year ended December 31, 2008:

	Before FSP APB 14-1	Adjustment	After FSP APB 14-1
Non-current deferred income taxes	$99,604	$18,865	$118,469
Long-term debt, less current maturities	594,664	(49,438)	545,226
Additional paid-in-capital	491,936	41,299	533,235
Retained earnings	131,094	(10,736)	120,358

As a result of applying FSP APB 14-1 retrospectively, the Company recognized the following incremental effects on individual line items on the consolidated balance sheet for the year ended December 31, 2007:

	Before FSP APB 14-1	Adjustment	After FSP APB 14-1
Non-current deferred income taxes	$73,418	$23,461	$96,879
Long-term debt, less current maturities	649,590	(61,279)	588,311
Additional paid-in-capital	469,941	41,309	511,250
Retained earnings	60,941	(3,491)	57,450

FSP APB 14-1 did not affect the consolidated balance sheet for the year ended December 31, 2006.

The impact of implementing FSP APB 14-1 for the year ended December 31, 2008 increased interest expense by $11.8 million and decreased the provision for income taxes by $4.6 million, the net result of which decreased net income by $7.2 million and decreased diluted earnings per share by $0.12.

The impact of implementing FSP APB 14-1 for the year ended December 31, 2007 increased interest expense by $5.7 million and decreased the provision for income taxes by $2.2 million, the net result of which decreased net income by $3.5 million and decreased diluted earnings per share by $0.06.

There was no impact on the Consolidated Income Statement for the year ended December 31, 2006.

The impact of implementing FSP APB 14-1 for the year ended December 31, 2008 has increased amortization of convertible note discount by $11.8 million and decreased the provision for income taxes by $4.6 million on the Consolidated Statement of Cash Flows.

The impact of implementing FSP APB 14-1 for the year ended December 31, 2007 has increased amortization of convertible note discount by $5.7 million and decreased the provision for income taxes by $2.2 million on the Consolidated Statement of Cash Flows .

There was no impact on the Consolidated Statement of Cash Flows for the year ended December 31, 2006.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and, in accordance with Financial Accounting Standards Board (“FASB”) No. 46, “Consolidation of Variable Interest Entities- revised” (“FIN 46R”), the Company consolidates a joint venture in which it is the primary beneficiary. The Company uses the equity method of accounting to account for those investments and joint ventures which are not required to be consolidated under FIN 46R. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Combinations

The purchase method of accounting requires that the total purchase price of an acquisition be allocated to the assets acquired and liabilities assumed based on their fair values on the date of the business acquisition. The results of operations from the acquired businesses are included in the accompanying consolidated statements of income from the acquisition date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

For the period January 1, 2006 through December 31, 2008, the Company completed nine acquisitions. Note 2 to the financial statements contains a more comprehensive discussion of the Company’s 2008 acquisition. The acquisitions and the acquisition dates are as follows:

Acquisitions	Acquisition date
Mudd	April 11, 2006
London Fog Trademark	August 28, 2006
Mossimo	October 31, 2006
Ocean Pacific	November 6, 2006
Danskin	March 10, 2007
Rocawear	March 30, 2007
Official-Pillowtex brands (Cannon, Royal Velvet, Fieldcrest, and Charisma)	October 3, 2007
Starter	December 17, 2007
Waverly	October 3, 2008

In addition, on November 7, 2007, Scion a joint venture in which the Company has a 50% investment, acquired the Artful Dodger brand. See Note 3.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any adjustments when necessary.

Cash

Cash consists of short-term, highly liquid financial instruments with insignificant interest rate risk that are readily convertible to cash and have maturities of three months or less from the date of purchase.

Marketable Securities

Marketable securities, which are accounted for as available-for-sale, are stated at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”) and consist of auction rate securities. Temporary changes in fair market value are recorded as other comprehensive income or loss, whereas other than temporary markdowns will be realized through the Company’s income statement.

As of December 31, 2008, the Company held auction rate securities with a face value of $13.0 million and a fair value of $7.5 million. Although these auction rate securities continue to pay interest according to their stated terms and are backed by insurance, during the years ended December 31, 2008 and 2007 the Company recorded an unrealized pre-tax loss of $3.4 million and $2.1 million, respectively, in other comprehensive loss as a reduction to stockholders’ equity to reflect a temporary decline in the fair value of the marketable securities reflecting failed auctions due to sell orders exceeding buy orders. The Company believes the decrease in fair value is temporary due to general macroeconomic market conditions, and interest is being paid in full as scheduled. Further, the Company has the ability to hold the securities until an anticipated full redemption, and the Company has no reason to believe that any of the underlying issuers of these auction rate securities or its third-party insurer are presently at risk of default. These funds will not be available to the Company until a successful auction occurs or a buyer is found outside the auction process. As these instruments have failed to auction and may not auction successfully in the near future, the Company has classified its marketable securities as non-current.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its cash and cash equivalents in investment-grade, short-term debt instruments with high quality financial institutions. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from our customers. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable.

For the year ended December 31, 2008 (“2008), two licensees accounted for 11% and 11%, respectively, of the Company’s revenue, compared to one licensee which accounted for 14% of the Company’s revenue for the year ended December 31, 2007 (“2007”), compared to two licensees which accounted for 24% and 14% of the Company’s revenue for the year ended December 31, 2006 (“2006”).

Accounts Receivable

Accounts receivable are reported at amounts the Company expects to be collected, net of allowance for doubtful accounts, based on the Company’s ongoing discussions with its licensees, and evaluation of each licensee’s payment history and account aging. For the years ended December 31, 2008 and 2007, the Company’s allowance for doubtful accounts was $0.5 million and $3.5 million, respectively.

For 2008, one licensee accounted for 10% of the Company’s accounts receivable, compared to one licensee which accounted for 17% of the Company’s accounts receivable for 2007.

Derivatives

The Company’s primary objective for holding derivative financial instruments is to manage interest rates risks. The Company does not use financial instruments for trading or other speculative purposes. The Company uses derivative financial instruments to hedge the variability of anticipated cash flows of a forecasted transaction (a “cash flow hedge”). The Company’s strategy related to derivative financial instruments has been to use interest rate caps to effectively convert a portion of outstanding variable-rate debt to fixed-rate debt to take advantage of lower interest rates.

The derivatives used by the Company as part of its risk management strategies are highly effective hedges because all the critical terms of the derivative instruments match those of the hedged item. On the date the derivative contract is entered into, the Company designates the derivative as a cash flow hedge. Changes in derivative fair values are deferred and recorded as a component of accumulated other comprehensive income until the associated hedged transactions impact the income statement, at which time the deferred gains and losses are reclassified to interest expense. Any ineffective portion of a hedging derivative’s changes in fair value will be immediately recognized. The fair values of the derivatives, which are based on quoted market prices, are reported as other assets.

Restricted Stock

Compensation cost for restricted stock is measured using the quoted market price of the Company’s common stock at the date the common stock is issued. The compensation cost is recognized over the period between the issue date and the date any restrictions lapse.

Stock-Based Compensation

Stock-based compensation expense, in accordance with SFAS No. 123(R), “Share-Based Payment”, is calculated using the Black-Scholes valuation model based on awards ultimately expected to vest, reduced for estimated forfeitures, and expensed on a straight-line basis over the requisite service period of the grant. Forfeitures are estimated at the time of grant based on the Company’s historical forfeiture experience and will be revised in subsequent periods if actual forfeitures differ from those estimates. The Company will use alternative models if grants have characteristics that cannot be reasonably estimated using this model.

Treasury Stock

Treasury stock is recorded at acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings.

Deferred Financing Costs

The Company incurred costs (primarily professional fees and placement agent fees) in connection with borrowings under a term loan facility, convertible bond offering, and other bond financings. These costs have been deferred and are being amortized using the interest method over the life of the related debt.

Property, Equipment and Depreciation

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are determined by the straight line method over the estimated useful lives of the respective assets ranging from three to seven years. Leasehold improvements are amortized by the straight-line method over the initial term of the related lease or estimated useful life, whichever is less.

Impairment of Long-Lived Assets

If circumstances mandate, the Company evaluates the recoverability of its long-lived assets, other than goodwill and other indefinite life intangibles (discussed below), by comparing estimated future undiscounted cash flows with the assets' carrying value to determine whether a write-down to market value, based on discounted cash flow, is necessary.

Goodwill and Other Intangibles

Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method of accounting. The Company tests at least annually our goodwill and indefinite life trademarks for impairment through the use of discounted cash flow models. Other intangibles with determinable lives, including license agreements and non-compete agreements, are amortized on a straight-line basis over the estimated useful lives of the assets (currently ranging from 1.5 to 10 years).

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007
Beginning balance	$128,898	$93,593
Acquisitions	914	30,875

Net adjustments to purchase price of prior period acquisitions	14,913	4,520

Ending balance	$144,725	$128,988

In allocating the purchase price of the Company’s 2008 acquisition of the Waverly brand (see Note 2), $0.9 million was allocated to goodwill. During 2008, in accordance with the terms of the acquisition of Rocawear, the former owners of Rocawear earned $6.8 million in contingent consideration as a result of the brand achieving specific performance thresholds. Also during 2008, in accordance with the terms of the acquisition of the Official-Pillowtex brands, the former owners of the Official-Pillowtex brands earned $6.7 million in contingent consideration as a result of the brands achieving specific performance thresholds.

During 2007, $0.9 million, $2.1 million, $23.0 million, and $1.8 million were allocated to goodwill for the acquisitions of Danskin, Rocawear, the Official-Pillowtex brands, and Starter, respectively. Further, in accordance with the terms of the acquisition of Rocawear, the former owners of Rocawear earned $3.0 million in contingent consideration as a result of meeting specific performance thresholds.

The Company operates as a single integrated business, and as such has one operating segment which is also used as the reporting unit for purposes of evaluating goodwill impairment. The fair value of the reporting unit is determined using discounted cash flow analysis and estimates of sales proceeds. The annual evaluation of goodwill is performed on October 1, the beginning of the Company's fourth fiscal quarter.

Revenue Recognition

The Company has entered into various trade name license agreements that provide revenues based on minimum royalties and additional revenues based on a percentage of defined sales. Minimum royalty revenue is recognized on a straight-line basis over each period, as defined, in each license agreement. Royalties exceeding the defined minimum amounts are recognized as income during the period corresponding to the licensee's sales. Revenue is not recognized unless collectability is reasonably assured.

Bright Star acts as an agent and therefore only net commission revenue is recognized. Revenue is recognized upon shipment with related risk and title passing to the customers.

Taxes on Income

The Company uses the asset and liability approach of accounting for income taxes and provides deferred income taxes for temporary differences that will result in taxable or deductible amounts in future years based on the reporting of certain costs in different periods for financial statement and income tax purposes. Valuation allowances are recorded when uncertainty regarding their realizability exists.

The Company adopted FIN 48 beginning January 1, 2007. The implementation of FIN 48 did not have a significant impact on the Company’s financial position or results of operations. At December 31, 2008, the total unrecognized tax benefit was approximately $1.2 million. However, the liability is not recognized for accounting purposes because the related deferred tax asset has been fully reserved in prior years. The Company is continuing its practice of recognizing interest and penalties related to income tax matters in income tax expense. There was no accrual for interest and penalties related to uncertain tax positions for the year ended December 31, 2008. The Company files federal and state tax returns and is generally no longer subject to tax examinations for fiscal years prior to 2003.

(000’s omitted)	2008	2007
Uncertain tax positions at January 1	$1,100	$780
Increases during the year	80	320
Decreases during the year	—	—

Uncertain tax positions at December 31	1,180	1,100

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for long-term debt approximates fair value because, in general, the interest on the underlying instruments fluctuates with market rates. In instances where long-term debt carries fixed interest rates, the obligation is recorded at the present value of the future payments, which approximates fair value.

See Note 4 for more information on the fair values of the Company’s marketable securities and cash flow hedge.

Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options, warrants and restricted stock. The difference between reported basic and diluted weighted-average common shares results from the assumption that all dilutive stock options, warrants, convertible debt and restricted stock outstanding were exercised into common stock.

Advertising Campaign Costs

All costs associated with production for the Company’s national advertising campaigns are expensed during the periods when the activities take place. All other advertising costs such as print and online media are expensed when the advertisement occurs. Advertising expenses for 2008, 2007, and 2006 amounted to $21.9 million $14.5 million, and $7.9 million, respectively.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which requires an acquirer to do the following: expense acquisition related costs as incurred; to record contingent consideration at fair value at the acquisition date with subsequent changes in fair value to be recognized in the income statement; and any adjustments to the purchase price allocation are to be recognized as a period cost in the income statement. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier application is prohibited. At the date of adoption, SFAS 141R is expected to have a material impact on the Company’s results of operations and its financial position for future acquisitions due to the Company’s acquisition strategy.

In December, 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective prospectively, except for certain retrospective disclosure requirements, for fiscal years beginning after December 15, 2008. This statement will have no impact on the Company’s financial statements as there are currently no minority interests.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, or FSP 14-1, “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion.” FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP 14-1 will significantly affect the accounting for instruments commonly referred to as Instruments B and C in EITF No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” which is nullified by FSP 14-1, and any other convertible debt instruments that require or permit settlement in any combination of cash and shares at the issuer’s option, such as those sometimes referred to as “Instrument X.” FSP 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company adopted the pronouncement in its first quarter of fiscal 2009 and was applied retrospectively to all periods presented.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company has evaluated the impact of EITF 07-5, and has determined it has no impact on the Company’s results of operations and financial position in the Current Quarter, and will have no impact on the Company’s results of operations and financial position in future fiscal periods.

Presentation of Prior Year Data

Certain reclassifications have been made to conform prior year data to the current presentation.

2. Acquisition of Waverly and Unaudited Pro-formas

On October 3, 2008, the Company completed its acquisition of the Waverly trademarks from Nexcen Brands, Inc. Founded in 1923,

Waverly is a premier home fashion and lifestyle brand. The brand is sold through better department and specialty stores. In connection with the acquisition, the Company acquired Nexcen Brands, Inc.’s direct-to-retail licenses for Waverly Home with Target Corporation and Waverly Home Classics with Lowe’s Companies.

The purchase price paid to the sellers for the acquisition was $26.0 million in cash.

(000’s omitted except share and warrant information)
Cash paid at closing to sellers		$26,000
Fair value of 12,500 shares of $.001 par value common stock, at $13.87 fair market value per share issued as a cost of the acquisition	$173
Fair value of 20,000 warrants ($13.87 exercise price) issued as a cost of the acquisition	133

Total equity consideration		306
Other costs of the acquisition		2,708

Total		$29,014

The purchase price was initially allocated to the estimated fair value of the assets acquired as follows:

(000’s omitted)
Trademarks	$27,000
License agreements	1,100
Goodwill	914

Total allocated purchase price	$29,014

The Waverly trademark has been determined by management to have an indefinite useful life and accordingly, consistent with SFAS 142, no amortization is being recorded in the Company’s consolidated income statements. The licensing contracts are being amortized on a straight-line basis over the remaining contractual periods of approximately 1 to 9 years. The goodwill and trademarks are subject to a test for impairment on an annual basis. Any adjustments resulting from the finalization of the purchase price allocations will affect the amount assigned to goodwill. The $0.9 million of goodwill is deductible for income tax purposes.

The following unaudited pro-forma information presents a summary of the Company’s consolidated results of operations as if the Mudd, Mossimo, Ocean Pacific, Danskin, Rocawear, Pillowtex, and Starter acquisitions and their related financings had occurred on January 1, 2006. They do not give effect to the Company’s November 2006 acquisition of the Ocean Pacific brand, August 2006 purchase of the London Fog trademarks, or the October 2008 acquisition of the Waverly brand, as such pro forma disclosure is not required with respect to such transactions under the rules and regulations of the Securities and Exchange Commission. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 2006, or which may result in the future.

	Year ended	Year ended
(000’s omitted, except per share information)	December 31, 2007	December 31, 2006
Licensing and other revenue	$207,295	$190,124
Operating income	$156,804	$123,416
Net Income	$77,379	$50,399

Basic earnings per common share	$1.36	$1.15
Diluted earnings per common share	$1.26	$1.02

3. Investments in Joint Ventures

Scion LLC

Scion LLC (“Scion”) is a brand management and licensing company formed by the Company with Shawn “Jay-Z” Carter in March 2007 to buy, create and develop brands across a spectrum of consumer product categories. On November 7, 2007, Scion completed its first brand acquisition when its wholly-owned subsidiary purchased Artful Dodger, an exclusive, high end urban apparel brand for a purchase price of $15.0 million. Concurrent with the acquisition of Artful Dodger, Scion, through its wholly-owned subsidiary Artful Dodger Holdings LLC, entered into a license agreement covering all major apparel categories for the United States.

The brand has also been licensed to wholesale partners in Canada and Europe.

At inception, the Company determined that it would consolidate Scion since the Company effectively holds a 100% equity interest and is the primary beneficiary in the variable interest entity as defined by FIN 46R. The impact of consolidating the joint venture into the Company’s consolidated statement of income decreased net income by $0.1 million and increased net income by $0.1 million for 2008 and 2007, respectively.

At December 31, 2008, the impact of consolidating the joint venture on the Company’s consolidated balance sheet has increased current assets by $3.5 million, non-current assets by $15.3 million and current liabilities by $2.3 million.

On November 7, 2007 (the “AH Closing Date”), Artful Holdings LLC (“AH”), a wholly owned subsidiary of Scion, completed its acquisition of the intellectual property assets of Sovereign State LLC (“Sovereign”) associated with the Artful Dodger brand from Fashion Bureau Overseas NY, Inc. and Pan Mellowtex LLC, the principals of Sovereign. The purchase price of this acquisition was approximately $15.0 million, of which $13.5 million was paid in cash on the AH Closing Date, with $1.5 million deferred and payable upon the occurrence of certain events. The Artful Dodger trademark is estimated to have a useful life of 15 years. To finance this acquisition, the Company made available to AH an interest bearing senior secured term loan facility in the aggregate principal amount of $12 million pursuant to that certain Note and Security Agreement (as amended, restated or otherwise modified from time to time, referred to as the “AH Note”) executed by AH in favor of the Company on the AH Closing Date. The facility consists of two tranches, one in the principal amount of $10.5 million which was advanced to AH by the Company on the AH Closing Date, and the other in the principal amount of $1.5 million. The second tranche is available for borrowing by AH provided that no Event of Default (as defined in the AH Note) has occurred and is continuing at the time of such request. The obligations are guaranteed by Scion, the sole manager/member of AH, and are also guaranteed, in part, by a manager of Scion LLC. The issuance of the loan facility was a reconsideration event under FIN 46R; the Company once again determined that it was the primary beneficiary and continued to consolidate the joint venture. As of December 31, 2008, the Company’s equity at risk was approximately $16 million. The carrying value of the consolidated assets that are collateral for the variable interest entity’s obligations total $14.7 million comprised of a trademark. The assets of the Company are not available to the variable interest entity’s creditors.

Iconix China

On September 5, 2008, the Company and Novel Fashions Holdings Limited (“Novel”) formed a 50/50 joint venture (“Iconix China”) to develop, exploit and market the Company’s brands in the People’s Republic of China, Hong Kong, Macau and Taiwan (the “China Territory”). Pursuant to the terms of this transaction, the Company contributed to Iconix China substantially all rights to its brands in the China Territory and committed to contribute $5.0 million, and Novel committed to contribute $20 million. Upon closing of the transaction, the Company contributed $2.0 million and Novel contributed $8.0 million. The balance of the parties’ respective contributions are due in 2009 and 2010.

At inception, the Company determined, in accordance with FIN 46R, based on the corporate structure, voting rights and contributions of the Company and Novel, Iconix China is a variable interest entity and not subject to consolidation, as the Company is not the primary beneficiary of Iconix China. The Company has recorded its investment under the equity method of accounting.

Upon formation of Iconix China, the Company recorded a non-cash gain of $2.6 million related to its contribution of its trademarks for the China Territory to this joint venture, which is included in licensing and other revenue. The Company’s maximum exposure for this joint venture is $7.7 million. At December 31, 2008, Iconix China’s balance sheet included approximately $8.3 million in current assets, $25.1 million in total assets, $1.2 million in current liabilities, and $1.2 million in total liabilities. The consolidated statement of operations has approximately $0.1 million in revenue and $1.0 million in operating expenses.

During the year ended December 31, 2008, the Company recorded a loss of $0.5 million on its equity investment in the Iconix China joint venture.

Iconix Latin America

In December 2008, the Company contributed substantially all rights to its brands in Mexico, Central America, South America, and the Caribbean (the “Latin America Territory”) to Iconix Latin America LLC (“Iconix Latin America”), a newly formed wholly-owned subsidiary. On December 29, 2008, New Brands America LLC (“New Brands”), an affiliate of the Falic Group, purchased a 50% interest in Iconix Latin America, which will assist the Company in developing, exploiting, marketing and licensing the Company’s brands in the Latin America Territory. Pursuant to the terms of this transaction, the Company has contributed substantially all rights to its brands in the Latin America Territory. In consideration for its 50% interest in Iconix Latin America, New Brands agreed to pay $6 million to the Company. New Brands paid $1.0 million upon closing of this transaction and has committed to pay an additional $5.0 million over the 30 month period following closing. As of December 31, 2008, of this $4.7 million receivable, the current portion of $2.0 million (of which $0.5 million was paid in February 2009) is included in the consolidated balance sheet in accounts receivable and the long term portion of $2.7 million is included in Other assets – non-current.

Based on the corporate structure, voting rights and contributions of the Company and New Brands, Iconix Latin America is not considered a variable interest entity under FIN 46R, and, as such, is not subject to consolidation, as the Company is not the primary beneficiary of Iconix Latin America. The Company has recorded its investment under the equity method of accounting.

The Company recorded a gain of $5.7 million related to New Brands purchase of 50% of Iconix Latin America, which is included in licensing and other revenue.

4. Fair Value Measurements

Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” (“SFAS No. 157”), which the Company adopted on January 1, 2008, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurement. While SFAS No.157 does not require any new fair value measurements in its application to other accounting pronouncements, it does emphasize that a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 established the following fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs):

Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets

Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs

Level 3: Unobservable inputs for which there is little or no market data and which requires the owner of the assets or liabilities to develop its own assumptions about how market participants would price these assets or liabilities

The valuation techniques that may be used to measure fair value are as follows:

(A) Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

(B) Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and excess earnings method

(C) Cost approach - Based on the amount that would currently be required to replace the service capacity of an asset (replacement cost)

To determine the fair value of certain financial instruments, the Company relies on Level 2 inputs generated by market transactions of similar instruments where available, and Level 3 inputs using an income approach when Level 1 and Level 2 inputs are not available. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial assets and financial liabilities and their placement within the fair value hierarchy. The following table summarizes the instruments measured at fair value at December 31, 2008:

Carrying Amount as of December 31, 2008 (000’s omitted)	Level 1	Level 2	Level 3	Valuation Technique
Marketable Securities	$—	$—	$7,522	(B)
Cash Flow Hedge	—	1	—	(A)

In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS No. 157 as it relates to its non-financial assets and non-financial liabilities until January 1, 2009 and is evaluating the impact, if any, this standard will have on its financial statements.

Under SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), entities are permitted to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value measurement option under SFAS No. 159 for any of its financial assets or liabilities.

Marketable Securities

Marketable securities, which are accounted for as available-for-sale, are stated at fair value in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”) and consist of auction rate securities. Temporary changes in fair market value are recorded as other comprehensive income or loss, whereas other than temporary markdowns will be realized through the Company’s income statement.

As of December 31, 2008 and 2007, the Company held auction rate securities with a face value of $13.0 million and a fair value of

$7.5 million and $10.9 million, respectively. The Company estimated the fair value of its auction rate securities using a discounted cash flow model where the Company used the expected rate of interest to be received. Although these auction rate securities continue to pay interest according to their stated terms and are backed by insurance, during the year ended December 31, 2008 and 2007 the Company recorded an unrealized pre-tax loss of $3.4 million and $2.1 million, respectively, in other comprehensive loss as a reduction to stockholders’ equity to reflect a temporary decline in the fair value of the marketable securities reflecting failed auctions due to sell orders exceeding buy orders. The Company believes the decrease in fair value is temporary due to general macroeconomic market conditions, and interest is being paid in full as scheduled. Further, the Company has the ability to hold the securities until an anticipated full redemption, and the Company has no reason to believe that any of the underlying issuers of these auction rate securities or its third-party insurer are presently at risk of default. These funds will not be available to the Company until a successful auction occurs or a buyer is found outside the auction process. As these instruments have failed to auction and may not auction successfully in the near future, the Company has classified its marketable securities as non-current. The following table summarizes the activity for the period:

Description (000’s omitted)	Auction Rate Securities
Balance at January 1, 2008	$10,920
Additions	—
Gains (losses) reported in earnings	—
Gains (losses) reported in other comprehensive income (loss)	(3,398)

Balance at December 31, 2008	$7,522

Cash Flow Hedge

On July 26, 2007, the Company purchased a hedge instrument from Lehman Brothers Special Financing Inc. (“LBSF”) to mitigate the cash flow risk of rising interest rates on the Term Loan Facility (see Note 6 for a description of this credit agreement). This hedge instrument caps the Company’s exposure to rising interest rates at 6.00% for LIBOR for 50% of the forecasted outstanding balance of the Term Loan Facility (“Interest Rate Cap”). Based on management’s assessment, the Interest Rate Cap qualifies for hedge accounting under SFAS 133 “Accounting for Derivative Instruments and Hedging Transactions”. On a quarterly basis, the value of the hedge is adjusted to reflect its current fair value, with any adjustment flowing through other comprehensive income. The fair value of this instrument is obtained by comparing the characteristics of this cash flow hedge with similarly traded instruments, and is therefore classified as Level 2 in the fair value hierarchy. At December 31, 2008, the fair value of the Interest Rate Cap was $1,000, resulting in an other comprehensive loss of $54,000 for 2008, which is reflected in the Consolidated Balance Sheet and Statement of Stockholders’ Equity, respectively. On October 3, 2008, LBSF filed a petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The Company currently believes that the LBSF bankruptcy filing and its potential impact on LBSF will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

5. Trademarks and Other Intangibles, net

Trademarks and other intangibles, net consist of the following:

		December 31, 2008		December 31, 2007
(000’s omitted)	Estimated Lives in Years	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite life trademarks	indefinite	$1,035,791	$9,498	$1,007,625	$9,498
Definite life trademarks	10-15	19,152	2,252	18,897	856
Non-compete agreements	2-15	10,075	6,098	10,075	4,585
Licensing agreements	1-9	22,193	9,136	21,093	4,897
Domain names	5	570	337	570	223

		$1,087,781	$27,321	$1,058,260	$20,059

Amortization expense for intangible assets was $7.3 million, $5.6 million, and $2.2 million for fiscal 2008, fiscal 2007, and fiscal 2006, respectively. The trademarks of Joe Boxer, Rampage, Mudd, London Fog, Mossimo, Ocean Pacific, Danskin, Rocawear, Cannon, Royal Velvet, Fieldcrest, Charisma, Starter and Waverly have been determined to have an indefinite useful life and accordingly, consistent with SFAS 142, no amortization will be recorded in the Company’s consolidated income statements. Instead, each of these intangible assets will be tested for impairment at least annually on an individual basis as separate single units of accounting, with any related impairment charge recorded to the statement of operations at the time of determining such impairment. Similarly, consistent with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, there was no impairment of the definite-lived trademarks. Amortization expense for intangible assets subject to amortization for each of the years in the five-year period ending December 31, 2013 are estimated to be $7.0 million, $6.7 million, $5.0 million, $2.9 million, and $2.8 million, respectively.

6. Debt Arrangements

The Company’s debt is comprised of the following:

(000’s omitted)	December 31, 2008	December 31, 2007
Convertible Senior Subordinated Notes	$233,999	$220,435
Term Loan Facility	255,307	270,751
Asset-Backed Notes	117,097	137,505
Sweet Note (Note 7)	12,186	12,186

Total Debt	$618,589	$640,877

Convertible Senior Subordinated Notes

On June 20, 2007, the Company completed the issuance of $287.5 million principal amount of the Company’s 1.875% convertible senior subordinated notes due June 2012, herein referred to as the Convertible Notes, in a private offering to certain institutional investors. The net proceeds received by the Company from the offering were approximately $281.1 million.

The Convertible Notes bear interest at an annual rate of 1.875%, payable semi-annually in arrears on June 30 and December 31 of each year, beginning December 31, 2007. However, the Company recognizes an effective interest rate of 7.85% on the carrying amount of the Convertible Notes. The effective rate is based on the rate for a similar instrument that does not have a conversion feature. The Convertible Notes will be convertible into cash and, if applicable, shares of the Company’s common stock based on a conversion rate of 36.2845 shares of the Company’s common stock, subject to customary adjustments, per $1,000 principal amount of the Convertible Notes (which is equal to an initial conversion price of approximately $27.56 per share) only under the following circumstances: (1) during any fiscal quarter beginning after September 30, 2007 (and only during such fiscal quarter), if the closing price of the Company’s common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate; (2) during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Convertible Notes for each day of that period was less than 98% of the product of (a) the closing price of the Company’s common stock for each day in that period and (b) the conversion rate per $1,000 principal amount of the Convertible Notes; (3) if specified distributions to holders of the Company’s common stock are made, as set forth in the indenture governing the Convertible Notes (“Indenture”); (4) if a “change of control” or other “fundamental change,” each as defined in the Indenture, occurs; (5) if the Company chooses to redeem the Convertible Notes upon the occurrence of a “specified accounting change,” as defined in the Indenture; and (6) during the last month prior to maturity of the Convertible Notes. If the holders of the Convertible Notes exercise the conversion provisions under the circumstances set forth, the Company will need to remit the lower of the principal balance of the Convertible Notes or their conversion value to the holders in cash. As such, the Company would be required to classify the entire amount outstanding of the Convertible Notes as a current liability in the following quarter. The evaluation of the classification of amounts outstanding associated with the Convertible Notes will occur every quarter.

Upon conversion, a holder will receive an amount in cash equal to the lesser of (a) the principal amount of the Convertible Note or (b) the conversion value, determined in the manner set forth in the Indenture. If the conversion value exceeds the principal amount of the Convertible Note on the conversion date, the Company will also deliver, at its election, cash or the Company’s common stock or a combination of cash and the Company’s common stock for the conversion value in excess of the principal amount. In the event of a change of control or other fundamental change, the holders of the Convertible Notes may require the Company to purchase all or a portion of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest, if any. If a specified accounting change occurs, the Company may, at its option, redeem the Convertible Notes in whole for cash, at a price equal to 102% of the principal amount of the Convertible Notes, plus accrued and unpaid interest, if any. Holders of the Convertible Notes who convert their Convertible Notes in connection with a fundamental change or in connection with a redemption upon the occurrence of a specified accounting change may be entitled to a make-whole premium in the form of an increase in the conversion rate.

Pursuant to Emerging Issues Task Force (“EITF”) 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion”

(“EITF 90-19”), EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), and EITF 01-6, “The Meaning of Indexed to a Company’s Own Stock” (“EITF 01-6”), the Convertible Notes are accounted for as convertible debt in the accompanying Condensed Consolidated Balance Sheet and the embedded conversion option in the Notes has not been accounted for as a separate derivative. For a discussion of the effects of the Convertible Notes and the Convertible Note Hedge and Sold Warrants discussed below on earnings per share, see Note 8.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. . The Company has evaluated the impact of EITF 07-5, and has determined it has no impact on the Company’s results of operations and financial position.

At December 31, 2008, the balance of the Convertible Notes was approximately $234.0 million. The Convertible Notes do not provide for any financial covenants.

In connection with the sale of the Convertible Notes, the Company entered into hedges for the Convertible Notes (“Convertible Note Hedges”) with respect to its common stock with two entities, one of which was Lehman Brothers OTC Derivatives Inc. (“Lehman OTC” and together with the other counterparty, the “Counterparties”). Pursuant to the agreements governing these Convertible Note Hedges, the Company purchased call options (the “Purchased Call Options”) from the Counterparties covering up to approximately 10.4 million shares of the Company’s common stock of which 40% were purchased from Lehman OTC. These Convertible Note Hedges are designed to offset the Company’s exposure to potential dilution upon conversion of the Convertible Notes in the event that the market value per share of the Company’s common stock at the time of exercise is greater than the strike price of the Purchased Call Options (which strike price corresponds to the initial conversion price of the Convertible Notes and is simultaneously subject to certain customary adjustments). On June 20, 2007, the Company paid an aggregate amount of approximately $76.3 million of the proceeds from the sale of the Convertible Notes for the Purchased Call Options, of which $26.7 million was included in the balance of deferred income tax assets at June 30, 2007 and is being recognized over the term of the Convertible Notes. As of December 31, 2008, the balance of deferred income tax assets related to this transaction was $18.7 million.

The Company also entered into separate warrant transactions with the Counterparties whereby the Company, pursuant to the agreements governing these warrant transactions, sold to the Counterparties warrants (the “Sold Warrants”) to acquire up to 3.6 million shares of the Company’s common stock of which 40% were sold to Lehman OTC, at a strike price of $42.40 per share of the Company’s common stock. The Sold Warrants will become exercisable on September 28, 2012 and will expire by the end of 2012. The Company received aggregate proceeds of approximately $37.5 million from the sale of the Sold Warrants on June 20, 2007.

The Company adopted Financial Accounting Standards Board Staff Position APB 14-1 “Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion”, and retrospectively applied to its consolidated financial statements, see note 1.

Pursuant to Emerging Issues Task Force (EITF) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” (EITF 00-19), and EITF Issue No. 01-06, “The Meaning of Indexed to a Company’s Own Stock” (EITF 01-06), the Convertible Note Hedge and the proceeds received from the issuance of the Sold Warrants were recorded as a charge and an increase, respectively, in additional paid-in capital in stockholders’ equity as separate equity transactions. As a result of these transactions, the Company recorded a net reduction to additional paid-in-capital of $12.1 million in June 2007.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. . The Company has evaluated the impact of EITF 07-5, and has determined it has no impact on the Company’s results of operations and financial position.

As the Convertible Note Hedge transactions and the warrant transactions were separate transactions entered into by the Company with the Counterparties, they are not part of the terms of the Convertible Notes and will not affect the holders’ rights under the Convertible Notes. In addition, holders of the Convertible Notes will not have any rights with respect to the Purchased Call Options or the Sold Warrants.

If the market value per share of the Company’s common stock at the time of conversion of the Convertible Notes is above the strike price of the Purchased Call Options, the Purchased Call Options entitle the Company to receive from the Counterparties net shares of the Company’s common stock, cash or a combination of shares of the Company’s common stock and cash, depending on the consideration paid on the underlying Convertible Notes, based on the excess of the then current market price of the Company’s common stock over the strike price of the Purchased Call Options. Additionally, if the market price of the Company’s common stock at the time of exercise of the Sold Warrants exceeds the strike price of the Sold Warrants, the Company will owe the Counterparties net shares of the Company’s common stock or cash, not offset by the Purchased Call Options, in an amount based on the excess of the then current market price of the Company’s common stock over the strike price of the Sold Warrants.

These transactions will generally have the effect of increasing the conversion price of the Convertible Notes to $42.40 per share of the Company’s common stock, representing a 100% percent premium based on the last reported sale price of the Company’s common stock of $21.20 per share on June 14, 2007.

On September 15, 2008 and October 3, 2008, respectively, Lehman Brothers Holdings Inc. (“Lehman Holdings”) and its subsidiary, Lehman OTC, filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York. The Company currently believes that the bankruptcy filings and their potential impact on these entities will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. The Company will continue to monitor the bankruptcy filings of Lehman Holdings and Lehman OTC. The terms of the Convertible Notes and the rights of the holders of the Convertible Notes are not affected in any way by the bankruptcy filings of Lehman Holdings or Lehman OTC.

Term Loan Facility

In connection with the acquisition of the Rocawear brand, in March 2007, the Company entered into a $212.5 million credit agreement with Lehman Brothers Inc., as lead arranger and bookrunner, and Lehman Commercial Paper Inc. (“LCPI”), as syndication agent and administrative agent (the “Credit Agreement” or “Term Loan Facility”). At the time, the Company pledged to LCPI, for the benefit of the lenders under the Term Loan Facility (the “Lenders”), 100% of the capital stock owned by the Company in its subsidiaries, OP Holdings and Management Corporation, a Delaware corporation (“OPHM”), and Studio Holdings and Management Corporation, a Delaware corporation (“SHM”). The Company’s obligations under the Credit Agreement are guaranteed by each of OPHM and SHM, as well as by two of its other subsidiaries, OP Holdings LLC, a Delaware limited liability company (“OP Holdings”), and Studio IP Holdings LLC, a Delaware limited liability company (“Studio IP Holdings”).

On October 3, 2007, in connection with the acquisition of Official-Pillowtex LLC, a Delaware limited liability company (“Official-Pillowtex”), with the proceeds of the Convertible Notes, the Company pledged to LCPI, for the benefit of the Lenders, 100% of the capital stock owned by the Company in Mossimo, Inc., a Delaware corporation (“MI”), and Pillowtex Holdings and Management Corporation, a Delaware corporation (“PHM”), each of which guaranteed the Company’s obligations under the Credit Agreement. Simultaneously with the acquisition of Official-Pillowtex, each of Mossimo Holdings LLC, a Delaware limited liability company (“Mossimo Holdings”), and Official-Pillowtex guaranteed the Company’s obligations under the Credit Agreement. On September 10, 2008, PHM was converted into a Delaware limited liability company, Pillowtex Holdings and Management LLC (“PHMLLC”) and the Company’s membership interest in PHMLLC was pledged to LCPI in place of the capital stock of PHM.

On December 17, 2007, in connection with the acquisition of the Starter brand, the Company borrowed an additional $63.2 million pursuant to the Term Loan Facility (the “Additional Borrowing”). The net proceeds received by the Company from the Additional Borrowing were $60 million.

The Company may borrow an additional $36.8 million under the terms of the Term Loan Facility.

The guarantees under the Term Loan Facility are secured by a pledge to LCPI, for the benefit of the Lenders, of, among other things, the Ocean Pacific/OP, Danskin, Rocawear, Mossimo, Cannon, Royal Velvet, Fieldcrest, Charisma, Starter and Waverly trademarks and related intellectual property assets, license agreements and proceeds therefrom. Amounts outstanding under the Term Loan Facility bear interest, at the Company’s option, at the Eurodollar rate or the prime rate, plus an applicable margin of 2.25% or 1.25%, as the case may be, per annum. The Credit Agreement provides that the Company is required to repay the outstanding term loan in equal quarterly installments in annual aggregate amounts equal to 1.00% of the aggregate principal amount of the loans outstanding, subject to adjustment for prepayments, in addition to an annual payment equal to 50% of the excess cash flow from the subsidiaries subject to the Term Loan Facility, as described in the Credit Agreement, with any remaining unpaid principal balance to be due on April 30, 2013 (the “Loan Maturity Date”). Upon completion of the Convertible Notes offering, the Loan Maturity Date was accelerated to January 2, 2012. The Term Loan Facility can be prepaid, without penalty, at any time. On March 11, 2008, the Company paid to LCPI, for the benefit of the Lenders, $15.6 million, representing 50% of the excess cash flow from the subsidiaries subject to the Term Loan Facility for 2007. As a result of such payment, the Company is no longer required to pay the quarterly installments described above. The Term Loan Facility requires the Company to repay the principal amount of the term loan outstanding in an amount equal to 50% of the excess cash flow of the subsidiaries subject to the Term Loan Facility for the most recently completed fiscal year. As of December 31, 2008, $38.9 million has been classified as Current portion of long-term debt, which represents 50% of the excess cash flow for 2008 of the subsidiaries subject to the Term Loan Facility. This amount will be paid to LCPI, for the benefit of the Lenders, during the first quarter of 2009. This amount is now included in the Current portion of long-term debt. The interest rate as of December 31, 2008 was 3.71%. For the year ended December 31, 2008, the effective interest rate of the Term Loan Facility was 5.90%. At December 31, 2008, the balance of the Term Loan Facility was $255.3 million. As of December 31, 2008, the Company was in compliance with all material covenants set forth in the Credit Agreement. The $272.5 million in proceeds from the Term Loan Facility were used by the Company as follows: $204.0 million was used to pay the cash portion of the initial consideration for the acquisition of the Rocawear brand; $2.1 million was used to pay the costs associated with the Rocawear acquisition; $60 million was used to pay the consideration for the acquisition of the Starter brand; and $3.9 million was used to pay costs associated with the Term Loan Facility. The costs of $3.9 million relating to the Term Loan Facility have been deferred and are being amortized over the life of the loan, using the effective interest method. As of December 31, 2008, the subsidiaries subject to the Term Loan Facility were Studio IP Holdings, SHM, OP Holdings, OPHM, Mossimo Holdings, MI, Official-Pillowtex and PHMLLC (collectively, the “Term Loan Facility Subsidiaries”). As of December 31, 2008, the Term Loan Facility Subsidiaries, directly or indirectly, owned the following trademarks: Danskin, Rocawear, Starter, Ocean Pacific/OP, Mossimo, Cannon, Royal Velvet, Fieldcrest, Charisma and Waverly.

On July 26, 2007, the Company purchased a hedge instrument to mitigate the cash flow risk of rising interest rates on the Term Loan Facility. See Note 4 for further information.

Asset-Backed Notes

The financing for certain of the Company’s acquisitions has been accomplished through private placements by its subsidiary, IP Holdings LLC (“IP Holdings”) of asset-backed notes (“Asset-Backed Notes”) secured by intellectual property assets (trade names, trademarks, license agreements and payments and proceeds with respect thereto relating to the Candie’s, Bongo, Joe Boxer, Rampage, Mudd and London Fog brands) of IP Holdings. At December 31, 2008, the balance of the Asset-Backed Notes was $117.1 million.

Cash on hand in the bank account of IP Holdings is restricted at any point in time up to the amount of the next debt principal and interest payment required under the Asset-Backed Notes. Accordingly, $0.9 million and $5.2 million as of December 31, 2008 and December 31, 2007, respectively, have been disclosed as restricted cash within the Company’s Current assets. Further, in connection with IP Holdings’ issuance of Asset-Backed Notes, a reserve account has been established and the funds on deposit in such account will be applied to the final principal payment with respect to the Asset-Backed Notes. Accordingly, $15.9 million and $15.2 million as of December 31, 2008 and December 31, 2007, respectively, have been disclosed as restricted cash within Other assets on the Company’s balance sheets.

Interest rates and terms on the outstanding principal amount of the Asset-Backed Notes as of December 31, 2008 are as follows: $40.6 million principal amount bears interest at a fixed interest rate of 8.45% with a six year term, $18.0 million principal amount bears interest at a fixed rate of 8.12% with a six year term, and $58.5 million principal amount bears interest at a fixed rate of 8.99% with a six and a half year term. The Asset-Backed Notes have no financial covenants by which the Company or its subsidiaries need comply. The aggregate principal amount of the Asset-Backed Notes will be fully paid by February 22, 2013.

Neither the Company nor any of its subsidiaries (other than IP Holdings) is obligated to make any payment with respect to the Asset-Backed Notes, and the assets of the Company and its subsidiaries (other than IP Holdings) are not available to IP Holdings’ creditors. The assets of IP Holdings are not available to the creditors of the Company or its subsidiaries (other than IP Holdings).

Sweet Note

On April 23, 2002, the Company acquired the remaining 50% interest in Unzipped (see Note 9) from Sweet Sportswear, LLC (“Sweet”) for a purchase price comprised of 3,000,000 shares of its common stock and $11.0 million in debt, which was evidenced by the Company’s issuance of the 8% Senior Subordinated Note due in 2012 (“Sweet Note”). Prior to August 5, 2004, Unzipped was managed by Sweet pursuant to the Management Agreement (as defined in Note 9), which obligated Sweet to manage the operations of Unzipped in return for, commencing in fiscal 2003, an annual management fee based upon certain specified percentages of net income achieved by Unzipped during the three- year term of the agreement. In addition, Sweet guaranteed that the net income, as defined in the agreement, of Unzipped would be no less than $1.7 million for each year during the term, commencing with fiscal 2003. In the event that the guarantee was not met for a particular year, Sweet was obligated under the Management Agreement to pay the Company the difference between the actual net income of Unzipped, as defined, for such year and the guaranteed $1.7 million. That payment, referred to as the shortfall payment, could be offset against the amounts due under the Sweet Note at the option of either the Company or Sweet. As a result of such offsets, the balance of the Sweet Note was reduced by the Company to $3.1 million as of December 31, 2006 and $3.0 million as of December 31, 2005 and was reflected in Long- term debt. This note bears interest, which was accrued for during the year ended December 31 2008, at the rate of 8% per year and matures in April 2012.

In November 2007, the Company received a signed judgment related to the Sweet Sportswear/Unzipped litigation. See Note 11.

The judgment stated that the Sweet Note (originally $11.0 million when issued by the Company upon the acquisition of Unzipped from Sweet in 2002) should total approximately $12.2 million as of December 31, 2007. The recorded balance of the Sweet Note, prior to any adjustments related to the judgment was approximately $3.2 million. The Company increased the Sweet Note by approximately $6.2 million and recorded the expense as a special charge. The Company further increased the Sweet Note by approximately $2.8 million to record the related interest and included the charge in interest expense. The Sweet Note as of December 31, 2008 is approximately $12.2 million and included in the current portion of long-term debt.

In addition, in November 2007 the Company was awarded a judgment of approximately $12.2 million for claims made by it against Hubert Guez and Apparel Distribution Services, Inc. As a result, the Company recorded a receivable of approximately $12.2 million and recorded the benefit in special charges during the year ended December 31, 2007. This receivable is included in Other assets - non-current and bears interest, which was accrued for during the year ended December 31, 2008, at the rate of 8% per year.

Debt Maturities

The Company’s debt maturities on a calendar year basis are as follows:

(000’s omitted)	Total	2009	2010	2011	2012	2013
Convertible Notes[1]	$233,999	$—	$—	$—	$233,999	$—
Term Loan Facility	255,307	38,946	—	—	216,361	—
Asset-Backed Notes	117,097	22,231	24,216	26,380	33,468	10,802
Sweet Note	12,186	12,186	—	—	—	—

Total Debt	$618,589	$73,363	24,216	26,380	483,828	10,802

[1]	reflects the net debt carrying amount of the Convertible Notes as adjusted for the adoption of FSP APB 14-1. The principal amount owed to the holders of the Convertible Notes is $287.5 million.

7. Stockholders’ Equity

Stock Options

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The fair value for these options and warrants was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected Volatility	30 - 50%
Expected Dividend Yield	0%
Expected Life (Term)	3 - 7 years
Risk-Free Interest Rate	3.00 -4.75%

The Company’s has estimated its forfeiture rate at 0%. The options that the Company granted under its plans expire at various times, either five, seven or ten years from the date of grant, depending on the particular grant.

Summaries of the Company’s stock options, warrants and performance related options activity, and related information for the year ended December 31, 2008 are as follows:

Options

		Weighted-Average
	Options	Exercise Price
Outstanding January 1, 2006	7,506,625	$4.31
Granted	43,000	16.99
Canceled/Forfeited	(17,750)	2.28
Exercised	(1,762,243)	4.55
Expired	—	—

Outstanding December 31, 2006	5,769,632	$4.35
Granted	—	—
Canceled/Forfeited	(12,000)	16.80
Exercised	(651,089)	5.02
Expired	—	—

Outstanding December 31, 2007	5,106,543	$4.23
Granted	—	—
Canceled/Forfeited	(12,000)	16.96
Exercised	(1,199,405)	3.92
Expired	—	—

Outstanding December 31, 2008	3,895,138	$4.29

Exercisable at December 31, 2008	3,895,138	$4.29

The weighted average contractual term (in years) of options outstanding as of December 31, 2008, 2007, and 2006, were 4.66, 5.57, and 6.00 respectively. The weighted average contractual term (in years) of options exercisable as of December 31, 2008, 2007, and 2006, were 4.66, 5.54, and 5.97 respectively.

The total fair value of options vested during the years ended December 31, 2008, 2007 and 2006, was $0 million, $0.1 million, and $0.2 million, respectively.

Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006 was $2.3 million, $3.2 million, and $4.0 million respectively. A tax benefit of approximately $8.2 million and $1.2 million for the years ended December 31, 2008 and 2007, respectively, were share-based payment arrangements.

The aggregate intrinsic value is calculated as the difference between the market price of the Company’s common stock as of December 31, 2008 and the exercise price of the underlying options. At December 31, 2008, 2007, and 2006, the aggregate intrinsic value of options exercised was $7.0 million, $9.5 million, and $40.9 million, respectively. At December 31, 2008, 2007, and 2006, the aggregate intrinsic value of options exercisable was $21.4 million, $77.4 million, and $84.9 million, respectively. In addition, the aggregate intrinsic value of options outstanding was $21.4 million, $78.8 million, and $86.8 million at December 31, 2008, 2007, and 2006, respectively.

Warrants

		Weighted-Average
	Warrants	Exercise Price
Outstanding January 1, 2006	1,275,000	$6.56
Granted	654,110	11.53
Canceled	—	—
Exercised	(1,129,935)	6.29
Expired	—	—

Outstanding December 31, 2006	799,175	$11.02
Granted	436,668	21.38
Canceled	—	—
Exercised	(968,943)	11.34
Expired	—	—

Outstanding December 31, 2007	266,900	$16.76
Granted	20,000	6.65
Canceled	—	—
Exercised	—	—
Expired	—	—

Outstanding December 31, 2008	286,900	$16.99

Exercisable at December 31, 2008	286,900	$16.99

All warrants issued in connection with acquisitions are recorded at fair market value using the Black Scholes model and are recorded as part of purchase accounting. Certain warrants are exercised using the cashless method.

The Company values other warrants issued to non-employees at the commitment date at the fair market value of the instruments issued, a measure which is more readily available than the fair market value of services rendered, using the Black Scholes model. The fair market value of the instruments issued is expensed over the vesting period.

The weighted average contractual term (in years) of warrants outstanding as of December 31, 2008, 2007 and 2006 were 6.97, 7.39 and 8.87, respectively. The weighted average contractual term (in years) of warrants exercisable as of December 31, 2008, 2007 and 2006 were 6.97, 7.39 and 8.83, respectively.

The fair value of warrants vested during the years ended December 31, 2008, 2007 and 2006 were $0.1 million, $5.9 million and $8.3 million, respectively.

Cash received from warrants exercised under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006 was $0, $0.4 million and $5.1 million, respectively.

Performance Related Options

Weighted-Average
	Performance Related Options	Exercise Price
Outstanding January 1, 2006	1,200,000	$8.81
Granted	—	—
Canceled	(1,200,000)	8.81
Exercised	—	—
Expired	—	—

Outstanding December 31, 2006	—	$—
Granted	—	—
Canceled	—	—
Exercised	—	—
Expired	—	—

Outstanding December 31, 2007	—	$—
Granted	—	—
Canceled	—	—
Exercised	—	—
Expired	—	—

Outstanding December 31, 2008	—	$—

There were no performance related options outstanding for employees as of December 31, 2008, 2007 and 2006. No performance related options were exercisable as of December 31, 2008, 2007 and 2006.

At December 31, 2008, 2007, and 2006, the aggregate intrinsic value of performance related options outstanding was $0, $0 and $0 million, respectively. In addition, the aggregate intrinsic value of performance related options exercisable was $0, $0 and $0 as of December 31, 2008, 2007, and 2006, respectively.

At December 31, 2008, December 31, 2007, and December 31, 2006, exercisable stock options totaled 3,895,138, 5,021,875, and 5,646,964, and had weighted average exercise prices of $4.29, $4.18, and $4.27 per share, respectively.

At December 31, 2008, 75,965 common shares were reserved for issuance of stock options under the 2006 Stock Option Plan. There were no common shares available for issuance under the 2002, 2001, and 2000 Stock Option Plans.

Restricted stock

Compensation cost for restricted stock is measured as the excess, if any, of the quoted market price of the Company’s stock at the date the common stock is issued over the amount the employee must pay to acquire the stock (which is generally zero). The compensation cost, net of projected forfeitures, is recognized over the period between the issue date and the date any restrictions lapse, with compensation cost for grants with a graded vesting schedule recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. The restrictions do not affect voting and dividend rights.

The following tables summarize information about unvested restricted stock transactions (shares in thousands):

	2008		2007		2006
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Non-vested, January 1	144,127	$19.41	95,655	$17.46	—	$—
Granted	1,721,198	18.98	107,182	20.68	95,655	17.46
Vested	(272,563)	18.90	(53,308)	18.58	—	—
Forfeited/Canceled	(78,779)	20.31	(5,402)	18.51	—	—

Non-vested, December 31	1,513,983	18.96	144,127	19.41	95,655	17.46

The Company has awarded restricted shares of common stock to certain employees. The awards have restriction periods tied to employment and vest over a period of 2-5 years. The cost of the restricted stock awards, which is the fair market value on the date of grant net of estimated forfeitures, is expensed ratably over the vesting period. During fiscal 2008, 2007 and 2006, the Company awarded 1,721,198, 107,182 and 95,655 restricted shares, respectively, with a vesting period of 2-3 years and a fair market value of approximately $32.7 million, $2.2 million and $1.7 million. For the year ended December 31, 2008, 272,563 restricted stock grants had vested.

Unearned compensation expense related to restricted stock grants for fiscal 2008, fiscal 2007 and fiscal 2006 was approximately $9.1 million, $1.7 million and $0.3 million, respectively. An additional amount of $23.6 million is expected to be expensed evenly over a period of approximately 1-4 years. During the years ended December 31, 2008, 2007, and 2006, the Company withheld shares valued at $3.2 million, $0, and $0, respectively, of its restricted common stock in connection with net share settlement of restricted stock grants and option exercises.

Stockholder Rights Plan

In January 2000, the Company’s Board of Directors adopted a stockholder rights plan. Under the plan, each stockholder of common stock received a dividend of one right for each share of the Company’s outstanding common stock, entitling the holder to purchase one thousandth of a share of Series A Junior Participating Preferred Stock, par value, $0.01 per share of the Company, at an initial exercise price of $6.00. The rights become exercisable and will trade separately from the Common Stock ten business days after any person or group acquires 15% or more of the Common Stock, or ten business days after any person or group announces a tender offer for 15% or more of the outstanding Common Stock.

Stock Repurchase Program

On November 3, 2008, the Company announced that its Board of Directors authorized the repurchase of up to $75 million of the Company’s common stock over a period of approximately three years. This authorization replaces any prior plan or authorization. The current plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management’s discretion. During the year ended December 31, 2008, the Company repurchased 258,200 shares for approximately $1.8 million. No shares were repurchased by the Company during the years ended December 31, 2007 and 2006.

8. Earnings Per Share

Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of restricted stock-based awards and common shares issuable upon exercise of stock options and warrants. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options outstanding were exercised and all convertible notes have been converted into common stock.

As of December 31, 2008, of the total potentially dilutive shares related to restricted stock-based awards, stock options and warrants, 1.9 million were anti-dilutive, compared to 0.1 million as of December 31, 2007 and none as of December 31, 2006. As of December 31 2008, 0.2 million warrants to purchase common stock shares were anti-dilutive, all restricted stock-based awards were anti-dilutive, and 0.1 stock options were anti-dilutive.

As of December 31, 2008, of the performance related restricted stock-based awards issued in connection with the Company’s new employment agreement with its chairman, chief executive officer and president, 1.2 million of such awards (which is included in the total 1.9 million anti-dilutive stock-based awards described above) were anti-dilutive and therefore not included in this calculation.

Warrants issued in connection with the Company’s Convertible Notes financing were anti-dilutive and therefore not included in this calculation. Portions of the Convertible Notes that would be subject to conversion to common stock were anti-dilutive as of December 31, 2008 and therefore not included in this calculation.

A reconciliation of shares used in calculating basic and diluted earnings per share follows:

(000’s omitted)	For the Year Ended December 31,
	2008	2007	2006
Basic	57,810	56,694	39,937
Effect of exercise of stock options	3,144	4,323	5,241
Effect of exercise of warrants	—	115	—
Effect of contingent common stock issuance	287	144	—
Effect of assumed vesting of restricted stock	7	150	96

	61,248	61,426	45,274

9. Unzipped Apparel, LLC (“Unzipped”)

On October 7, 1998, the Company formed Unzipped with its then joint venture partner Sweet Sportswear, LLC (“Sweet”), the purpose of which was to market and distribute apparel under the Bongo label. The Company and Sweet each had a 50% interest in Unzipped. Pursuant to the terms of the joint venture, the Company licensed the Bongo trademark to Unzipped for use in the design, manufacture and sale of certain designated apparel products.

On April 23, 2002, the Company acquired the remaining 50% interest in Unzipped from Sweet for a purchase price of three million shares of the Company’s common stock and $11 million in debt evidenced by the Sweet Note. See Note 6. In connection with the acquisition of Unzipped, the Company filed a registration statement with the Securities and Exchange Commission (“SEC”) for the three million shares of the Company’s common stock issued to Sweet, which was declared effective by the SEC on July 29, 2003.

Prior to August 5, 2004, Unzipped was managed by Sweet pursuant to a management agreement (the “Management Agreement”). Unzipped also had a supply agreement with Azteca Productions International, Inc. (“Azteca”) and a distribution agreement with Apparel Distribution Services, LLC (“ADS”). All of these entities are owned or controlled by Hubert Guez.

On August 5, 2004, Unzipped terminated the Management Agreement with Sweet, the supply agreement with Azteca and the distribution agreement with ADS and commenced a lawsuit against Sweet, Azteca, ADS and Hubert Guez. See Note 11.

There were no transactions with these related parties during the years ended December 31, 2008 and 2007.

In November 2007, a judgment was entered in the Unzipped litigation, pursuant to which the $3.1 million in accounts payable to ADS/Azteca (previously shown as “accounts payable - subject to litigation”) was eliminated and recorded in the income statement as a benefit to the “expenses related to specific litigation”.

As a result of the judgment, in Fiscal 2007 the balance of the $11.0 million principal amount Sweet Note, originally issued by the Company upon the acquisition of Unzipped from Sweet in 2002, including interest, was increased from approximately $3.2 million to approximately $12.2 million as of December 31, 2007. Of this increase, approximately $6.2 million was attributed to the principal of the Sweet Note and the expense was recorded as an expense related to specific litigation. The remaining $2.8 million of the increase was attributed to related interest on the Sweet Note and recorded as interest expense. As of December 31, 2008, the full $12.2 million current balance of the Sweet Note and $0.7 million of accrued interest are included in the current portion of long term debt and accounts payable and accrued expenses, respectively.

In addition, in November 2007 the Company was awarded a judgment of approximately $12.2 million for claims made by it against Hubert Guez and ADS. As a result, the Company recorded a receivable of approximately $12.2 million and recorded the benefit in special charges for Fiscal 2007. As of December 31, 2008, this receivable and the associated accrued interest of $1.0 million for the year ended December 31, 2008 are included in other assets - non-current.

10. Expenses Related to Specific Litigation

Expenses related to specific litigation consist of legal expenses and costs related to the Unzipped litigation. For the year ended December 31, 2008, Company recorded expenses related to specific litigation of $0.9 million; for the year ended December 31, 2007, the Company recorded a net benefit related to specific litigation of $6.0 million; and, for the year ended December 31, 2006, the Company recorded expenses related to specific litigation of $2.5 million. See Note 9 for information relating to Unzipped.

11. Commitments and Contingencies

Sweet Sportswear/Unzipped litigation

On August 5, 2004, the Company, along with its subsidiaries, Unzipped, Michael Caruso & Co., referred to as Caruso, and IP Holdings, collectively referred to as the plaintiffs, commenced a lawsuit in the Superior Court of California, Los Angeles County, against Unzipped’s former manager, former supplier and former distributor, Sweet, Azteca and ADS, respectively, and a principal of these entities and former member of the Company’s board of directors, Hubert Guez, collectively referred to as the Guez defendants. The Company pursued numerous causes of action against the Guez defendants, including breach of contract, breach of fiduciary duty, trademark infringement and others and sought damages in excess of $20 million. On March 10, 2005, Sweet, Azteca and ADS, collectively referred to as cross-complainants, filed a cross-complaint against the Company claiming damages resulting from a variety of alleged contractual breaches, among other things.

In January 2007, a jury trial was commenced, and on April 10, 2007, the jury returned a verdict of approximately $45 million in favor of the Company and its subsidiaries, finding in favor of the Company and its subsidiaries on every claim that they pursued, and against the Guez defendants on every counterclaim asserted. Additionally, the jury found that all of the Guez defendants acted with malice, fraud or oppression with regard to each of the tort claims asserted by the Company and its subsidiaries, and on April 16, 2007, awarded plaintiffs $5 million in punitive damages against Mr. Guez personally. The Guez defendants filed post-trial motions seeking, among other things, a new trial. Through a set of preliminary rulings dated September 27, 2007, the Court granted in part, and denied in part, the Guez defendants’ post trial motions, and denied plaintiffs’ request that the Court enhance the damages awarded against the Guez defendants arising from their infringement of plaintiffs’ trademarks. Through these rulings, the Court, among other things, reduced the amount of punitive damages assessed against Mr. Guez to $4 million, and reduced the total damages awarded against the Guez defendants by approximately 50%.

The Court adopted these preliminary rulings as final on November 16, 2007. On the same day, the Court entered judgment against Mr. Guez in the amount of $10,964,730 and ADS in the amount of $1,272,420, and against each of the Guez defendants with regard to each and every claim that they pursued in the litigation including, without limitation, ADS’s and Azteca’s unsuccessful efforts to recover against Unzipped any account balances claimed to be owed, totaling approximately $3.5 million including interest (collectively, the “Judgments”). In entering the Judgments, the Court upheld the jury’s verdict in favor of the Company relating to its write-down of the senior subordinated note due 2012, issued by the Company to Sweet in connection with the Company’s acquisition of Unzipped for Unzipped’s 2004 fiscal year. The monetary portion of the Judgments accrues interest at a rate of 10% per annum from the date of the Judgments’ entry. Also on November 16, 2007, the Court issued a Memorandum Order wherein it upheld an aggregate of approximately $6,800,000 of the jury’s verdicts against Sweet and Azteca, but declined to enter judgment against these entities since it had ordered a new trial with regard to certain other damage awards entered against these entities by the jury.

On March 7, 2008, the Court commenced a hearing with regard to plaintiffs’ petition seeking in excess of $15.0 million attorneys’ fees and costs, which hearing was concluded on April 18, 2008. By order dated May 6, 2008, the Court awarded plaintiffs certain statutory costs against the Guez defendants. The Court also determined that plaintiffs were entitled to pursue recovery of their non-statutory costs, comprised primarily of expert witness fees, incurred in connection with this action. The hearing with regard to plaintiffs’ recovery of non-statutory costs was conducted on August 7 and 8, 2008.

By final order dated October 31, 2008, the plaintiffs’ petition for attorneys’ fees was granted with respect to $7,663,456 of fees. The Court did not award any non-statutory costs. On December 1, 2008, the Judgments were amended to include the $647,712.69 in statutory costs awarded by the Court on May 8, 2008, as well as $100,000 of the attorneys’ fees awarded by the Court on October 31, 2008.

On November 21, 2007, the Guez defendants filed a notice of appeal. They also filed a $49,090,491 undertaking with the Court, consisting primarily of a $43,380,491 personal surety given jointly by Gerard Guez and Jacqueline Rose Guez, bonding the monetary portions of the Judgments. By Order dated December 17, 2008 the Court determined that the undertaking was adequate absent changed circumstances. This determination serves to prevent the Company and its subsidiaries from pursuing collection of the monetary portions of the Judgments during the pendency of the appeal. The Company and its subsidiaries filed a notice of appeal on November 26, 2007, appealing, among other things, those parts of the jury’s verdicts vacated by the Court in connection with the Guez defendants’ post-trial motions. On December 5, 2008, the Company filed a notice of appeal from the Court’s orders relating to attorneys’ fees, statutory costs and non-statutory costs. The Company and its subsidiaries intend to vigorously pursue their appeals, and vigorously defend against the Guez parties’ appeal.

Bader/Unzipped litigation

This lawsuit was settled and discontinued with prejudice on March 25, 2008. The lawsuit was commenced on November 5, 2004, when Unzipped filed a complaint in the Supreme Court of New York, New York County, against Unzipped’s former president of sales, Gary Bader, alleging that Mr. Bader breached certain fiduciary duties owed to Unzipped as its president of sales, unfairly competed with Unzipped and tortiously interfered with Unzipped’s contractual relationships with its employees. On October 5, 2005, Unzipped amended its complaint to assert identical claims against Bader’s company, Sportswear Mercenaries, Ltd. On October 14, 2005, Bader and Sportswear Mercenaries filed an answer containing counterclaims to Unzipped’s amended complaint, and a third-party complaint, which was dismissed in its entirety on June 9, 2006, except with respect to a single claim that it owed Bader and Sportswear Mercenaries $72,000.

Bongo Apparel, Inc. litigation

On or about June 12, 2006, Bongo Apparel, Inc. (“BAI”) filed suit in the Supreme Court of the State of New York, County of New York, against the Company and IP Holdings alleging certain breaches of contract and other claims and seeks, among other things, damages of at least $25 million. Additionally, on or about October 6, 2006, the Company and IP Holdings filed suit in the United States District Court for the Southern District of New York against BAI and its guarantor, TKO Apparel, Inc. (“TKO”). In that complaint, the Company and IP Holdings asserted various contract, tort and trademark claims that arose as a result of the failures of BAI with regard to the Bongo men’s jeanswear business and its wrongful conduct with regard to the Bongo women’s jeanswear business. The Company and IP Holdings sought monetary damages in an amount in excess of $10 million and a permanent injunction with respect to the use of the Bongo trademark.

By Agreement and Mutual General Release dated September 15, 2008, the Company, IP Holdings, BAI, and TKO entered into an Agreement and Mutual General Release settling their disputes identified or that could have been identified in the actions set forth above (the “Settlement Agreement”). Among other things, the Settlement Agreement requires TKO to pay to the Company a total of $1,000,000 over an eight year period, and obligated the parties to dismiss all of the actions identified above with prejudice, which has occurred. Also, by Personal Guaranty dated September 15, 2008, J. Kenneth Tate and James D. Tate personally guaranteed TKO’s payment obligations arising pursuant to the Settlement Agreement.

Normal Course litigation

From time to time, the Company is also made a party to litigation incurred in the normal course of business. While any litigation has an element of uncertainty, the Company believes that the final outcome of any of these routine matters will not have a material effect on the Company’s financial position or future liquidity.

12. Related Party Transactions

On May 1, 2003, the Company granted Kenneth Cole Productions, Inc. the exclusive worldwide license to design, manufacture, sell, distribute and market footwear under its Bongo brand. The chief executive officer and chairman of Kenneth Cole Productions is Kenneth Cole, who is the brother of Neil Cole, the Company’s Chief Executive Officer and President. During the years ended December 31, 2008, 2007 and 2006, the Company received $1.1 million, $0.7 million and $1.3 million, respectively, in royalties from Kenneth Cole Productions.

The Candie’s Foundation, a charitable foundation founded by Neil Cole for the purpose of raising national awareness about the consequences of teenage pregnancy, owed the Company $0.8 million at December 31, 2008. The Candie’s Foundation will pay-off the entire borrowing from the Company during 2009, although additional advance will be made as and when necessary. Mr. Cole’s wife, Elizabeth Cole, was employed by the Candie’s Foundation at an annualized salary of $0.1 million until May 2005. She continues to perform services for the foundation but without compensation.

The Company recorded expenses of approximately $354,000 for 2008 for the hire and use of aircraft solely for business purposes owned by a company in which the Company’s chairman, chief executive officer and president is the sole owner. There were no such expenses in 2007. Management believes that all transactions were made on terms and conditions no less favorable than those available in the marketplace from unrelated parties.

13. Operating Leases

Future net minimum lease payments under non-cancelable operating lease agreements as of December 31, 2008 are approximately as follows:

(000’s omitted)
Year ending December 31, 2009	$2,214
Year ending December 31, 2010	2,158
Year ending December 31, 2011	2,153
Year ending December 31, 2012	1,864
Year ending December 31, 2013	1,923
Thereafter	20,545

Totals	$30,857

The leases require the Company to pay additional taxes on the properties, certain operating costs and contingent rents based on sales in excess of stated amounts.

Rent expense was approximately $1.6 million, $1.0 million, and $0.7 million for the years ended December 31, 2008, 2007, and 2006, respectively. Contingent rent amounts have been immaterial for all periods.

14. Benefit and Incentive Compensation Plans and Other

The Company sponsors a 401(k) Savings Plan (the “Savings Plan”) which covers all eligible full-time employees. Participants may elect to make pretax contributions subject to applicable limits. At its discretion, the Company may contribute additional amounts to the Savings Plan. During the year ended December 31, 2008, the Company made $27,000 in contributions to the Savings Plan. The Company had no contributions for the years ended December 31, 2007 and 2006.

Stock-based awards are provided to certain employees under the terms of our 2006 Equity Incentive Plan. The Plans are administered by the Compensation Committee of the Board of Directors.

With respect to performance-based restricted common stock units, the number of shares that ultimately vest and are received by the recipient is based upon various performance criteria. Though there is no guarantee that performance targets will be achieved, the Company estimates the fair value of performance-based restricted stock based on the closing stock price on the grant date. Over the performance period, the number of shares of common stock that will ultimately vest and be issued is adjusted upward or downward based upon the Company’s estimation of achieving such performance targets. The ultimate number of shares delivered to recipients and the related compensation cost recognized as an expense will be based on the actual performance metrics as defined under the 2006 Equity Incentive Plan. Restricted common stock units are unit awards entitle the recipient to shares of common stock upon vesting annually over as much as 5 years for time-based awards or over 5 years for performance-based awards. The fair value of restricted common stock units is determined on the date of grant, based on the Company’s closing stock price.

15. Income Taxes

At December 31, 2008 the Company had available federal net operating loss carryforwards (“NOL’s”) of approximately $3.3 million, of which approximately $3 million were derived from stock options exercises, for income tax purposes, which expire in the years 2009 through 2025. As of December 31, 2008, the Company had available state and local NOL’s ranging from approximately $87 million to $128 million (inclusive of $18.8 million from exercises of stock options on the state level).

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of SFAS 109, including current and historical results of operations, future income projections and the overall prospects of the Company’s business. Based upon management’s assessment of all available evidence, including the Company’s completed transition into a licensing business, estimates of future profitability based on projected royalty revenues from its licensees, and the overall prospects of the Company’s business, management is of the opinion that the Company will be able to utilize the deferred tax assets in the foreseeable future, and as such do not anticipate requiring a further valuation allowance. During the year ended December 31, 2008, the Company has provided an additional valuation allowance of approximately $1.7 million to offset state and local tax NOL’s which the Company believes are unlikely to be utilized in the foreseeable future.

The income tax provision (benefit) for federal, and state and local income taxes in the consolidated income statements consists of the following:

(000’s omitted)	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Current:
Federal	$13,559	$5,890	$140
State and local	446	830	—

Total current	14,005	6,720	140

Deferred:
Federal	19,531	25,388	7,195
State and local	641	(1,814)	—

Total deferred	20,172	23,574	7,195

Total provision	$34,177	$30,294	$7,335

The Company’s effective income tax rate differs from the federal statutory rate primarily as a result of a decrease in the tax rate on certain deferred tax liabilities.

The significant components of net deferred tax assets of the Company consist of the following:

	December 31,
(000’s omitted)	2008	2007
Net operating loss carryforwards	$13,148	$16,866
Receivable reserves	208	1,654
Depreciation	—	—
Federal Foreign Tax Credits	209	—
Federal Alternative Minimum Tax Credits	1,130	958
Hedging transaction	18,739	23,705
Intangibles	2,292	1,396
Contribution carryover	87	378
Equity compensations	2,576	—
Accrued compensation and other	1,781	268

Total deferred tax assets	40,170	45,225
Valuation allowance	(13,052)	(16,625)

Net deferred tax assets	27,118	28,600

Trademarks, goodwill and other intangibles	(47,029)	(24,310)
Depreciation	(1,098)	(108)
Difference in cost basis of acquired intangibles	(49,000)	(49,000)
Deferred tax liability related to FSP APB 14-1 (see note 1)	(18,865)	(23,461)
Investment in joint ventures	(2,477)	—

Total deferred tax liabilities	(118,469)	(96,879)
Total net deferred tax assets (liabilities)	$(91,351)	$(68,279)

Current portion of net deferred tax assets	$1,655	$7,442

Non current portion of net deferred assets (liabilities)	$(89,696)	$(60,837)

The following is a rate reconciliation between the amount of income tax provision at the Federal rate of 35% and provision for (benefit from) taxes on operating profit (loss):

	Year ended December, 31
(000’s omitted)	2008	2007	2006
Income tax provision computed at the federal rate of 35%	$33,980	$31,695	$13,544
Increase (reduction) in income taxes resulting from:
State and local income taxes (benefit), net of federal income tax	706	(640)	—
Change in valuation allowance	—	—	(6,200)
Tax credit	(304)	—	—
Other, net	(205)	(761)	(9)

Total	$34,177	$30,294	$7,335

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense, which were zero for the years ended December 31, 2008, 2007 and 2006.

The Company is subject to taxation in the U.S. and various state and local jurisdictions. The Company remains subject to examination by U.S. federal and state tax authorities for tax years 2004 through 2008.

16. Segment and Geographic Data

The Company has one reportable segment, licensing and commission revenue generated from its brands. The geographic regions consist of the United States and Other (which principally represents Canada, Japan and Europe). Long lived assets are substantially all located in the United States. Revenues attributed to each region are based on the location in which licensees are located.

The net revenues by type of license and information by geographic region are as follows:

(000's omitted)	For the Year Ended December 31,
	2008	2007	2006
Net sales by category:
Direct-to-retail license	$54,270	$53,952	$34,349
Wholesale license	151,714	103,639	43,925
Other (commissions, sale of certain trademarks to joint venture, sale of interest in subsidiary)	10,777	2,413	2,420

	$216,761	$160,004	$80,694

Net sales by geographic region:
United States	$195,856	$150,376	$77,564
Other	20,905	9,628	3,130

	$216,761	$160,004	$80,694

17. Unaudited Consolidated Interim Financial Information

Unaudited interim consolidated financial information for the years ended December 31, 2008 and 2007 is summarized as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share data)
The year ended December 31, 2008
Licensing and other revenue	$55,667	$51,700	$55,135	$54,259
Operating income	36,765	33,185	36,298	35,804
Net income	16,521	14,733	16,420	15,244

Basic earnings per share	0.29	0.26	0.28	0.26
Diluted earnings per share	0.27	0.24	0.27	0.25

The year ended December 31, 2007
Licensing and commission revenue	$30,841	$39,071	$42,681	$47,411
Operating income	22,359	29,729	29,320	40,381
Net income	12,747	14,787	15,245	17,485

Basic earnings per share	0.23	0.26	0.27	0.31
Diluted earnings per share	0.21	0.24	0.25	0.28